Exhibit 99.1

Portions of this Exhibit have been omitted and separately filed with the Securities and Exchange Commission with a request for confidential treatment. Such portions have been marked as follows: [REDACTED].

AGREEMENT FOR THE SALE AND PURCHASE OF THE SHARE

CAPITAL OF STREAMVPN LIMITED

27 July 2005

THE SELLERS (AS DEFINED HEREIN)

and

ERIK WÄSTLUND

and

FACTSET HOLDINGS UK LIMITED

and

FACTSET RESEARCH SYSTEMS INC.

ALLEN & OVERY

Allen & Overy LLP

London

27 July 2005	1	27 July 2005

Annex
1.	List of Asian and European Clients	92
2.	Copy of Subscription Agreement	93

27 July 2005	2	27 July 2005

THIS AGREEMENT is made on 27 July 2005

BETWEEN:

(1)	THE PERSONS whose names and addresses are set out in column (A) of Part 1 of Schedule 1 (each a Seller and together the Sellers);

(2)	ERIK WÄSTLUND of Galamina, Wheeler End Common, Wheeler End, High Wycombe, Buckinghamshire;

(3)	FACTSET HOLDINGS UK LIMITED (registered number 05323396) whose registered office is at One Angel Court, London, EC2R 7HJ (the Purchaser); and

(4)	FACTSET RESEARCH SYSTEMS INC., a Delaware corporation whose business address is 601 Merritt 7, Norwalk, Connecticut 06851, USA (the Guarantor).

BACKGROUND:

(A)	The Sellers are together beneficially entitled to or otherwise entitled to sell their holdings in the issued share capital of StreamVPN Limited (the Company) as set out in Part 1 of Schedule 1.

(B)	The Sellers wish to sell and the Purchaser wishes to purchase the Sellers’ shareholdings in the issued share capital of the Company free from any Encumbrance on the terms and subject to the conditions set out in this agreement.

(C)	The Purchaser wishes to purchase the balance of the issued Shares in the Company from the Remaining Shareholders (as defined herein) and the Sellers have agreed to use their best endeavours to procure the sale, by the Remaining Shareholders, of the balance of the issued shares in the Company.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	In addition to terms defined elsewhere in this agreement, the definitions and other provisions in Schedule 13 apply throughout this agreement, unless the contrary intention appears.

1.2	In this agreement, unless the contrary intention appears, a reference to a clause, subclause or schedule is a reference to a clause, subclause or schedule of or to this agreement. The schedules form part of this agreement.

1.3	The headings in this agreement do not affect its interpretation.

2.	SALE AND PURCHASE

2.1	Subject to the Conditions being satisfied or, where applicable, waived, each of the Sellers shall sell and the Purchaser shall purchase those of the Shares set opposite such Seller’s name in column B of Schedule 1.

2.2	The Shares shall be sold free from all Encumbrances and together with all rights attaching to them.

2.3	The consideration for the sale of the Shares shall be determined in accordance with clauses 5, 6 and 7.

1	27 July 2005

2.4	The Sellers acknowledge that the Purchaser enters into this agreement in reliance on the representations, warranties and undertakings on the part of the Warrantors set out in this agreement.

2.5	Each Seller:

(a)	covenants with the Purchaser that it has the right to sell or, as the case may be, will have the right to sell and transfer to the Purchaser the full legal and beneficial interest in the Shares set opposite such Seller’s name in column C of Part 1 of Schedule 1 on the terms set out in this agreement; and

(b)	waives (and shall procure the waiver by its nominee(s) of) all rights of pre-emption which it (or such nominee(s)) may have (whether under the Company’s constitutional documents or otherwise) in respect of the transfer to the Purchaser or its nominee(s) of the Shares or any of them.

3.	CONDITIONS PRECEDENT

3.1	The sale and purchase of the Shares is conditional:

(a)	on the terms of each of the existing Options being amended by the relevant Optionholder prior to Completion and such Optionholder either (i) exercising his Options in the Agreed Form and such Optionholder being issued shares in the Company pursuant to his Options and executing a share purchase agreement (in the form set out in Part 1 of Schedule 12) (a Share Purchase Agreement) or (ii) waiving his rights pursuant to the relevant Options, in the Agreed Form, before Completion;

(b)	on the Sellers delivering to the Purchaser a notice (i) confirming that prior to Completion the only options or rights over the share capital of the Company were the Options; (ii) confirming that, as at the Completion Date, there are no outstanding options or rights over the share capital of the Company and that the Options have either been exercised or waived; (iii) setting out details of which of the Optionholders have exercised their Options and the total amounts due from such Optionholders (including details of the amounts to be deducted in respect of income tax and employer and employee national insurance contributions), as a result of the exercise by such Optionholders, which are to be deducted from the consideration due to such Optionholders on Completion and (iv) details of the issued share capital on the day of Completion following exercise or waiver of the Options, such notice being in a form satisfactory to the Purchaser;

(c)	on the delivery to the Purchaser of duly executed Share Purchase Agreements executed by each Remaining Shareholder; and

(d)	on the Sellers confirming to the Purchaser and providing evidence satisfactory to the Purchaser to the effect that a valid notification as required under the UK Data Protection Act 1998, has been completed and delivered to the Information Commissioner by the Company prior to Completion, but the Purchaser may waive all or any of Conditions 3.1(a) to (d) above (either in whole or in part) at any time by giving notice to the Sellers and shall be deemed to have waived Condition 3.1(c) in the circumstances set out in clause 3.3.

3.2

The Sellers shall use their best endeavours to procure the entry into of Share Purchase Agreements by each Remaining Shareholder in accordance with clause 3.1(c). The Purchaser may at any time before the Condition in clause 3.1(c) is satisfied, waive such Condition (and shall be deemed to have

2	27 July 2005

waived Condition 3.1(c) in the circumstances set out in clause 3.3) in which case the sale and purchase of all of the Shares shall be additionally conditional on the following conditions:

(a)	on the Sellers confirming to the Purchaser that the Company has made an offer on behalf of the Purchaser in accordance with article 49 of the Company’s articles of association (a General Offer) to each shareholder in the Company and providing to the Purchaser, a copy of the relevant offer letter signed on behalf of the Company and the accompanying form of acceptance (both in the Agreed Form);

(b)	on the delivery to the Purchaser of original copies of all forms of acceptance (in the Agreed Form) received from Shareholders holding such number of Shares as shall be not less than 50 per cent. or more of the Shares in respect of which the General Offer relates together with their related stock transfer forms and share certificates (or indemnities for lost share certificates); and

(c)	if any Shareholders have not accepted the General Offer in accordance with its terms and the Company’s articles of association, the Sellers shall after the expiration of the period set out in the Company’s articles of association (i) procure that the board of directors of the Company authorise Simon Merchant (or such other person as is nominated by the Company) in accordance with article 54 of the Company’s articles of association to execute forms of acceptance (in the Agreed Form) and related stock transfer forms on behalf of such Shareholders and deliver such documents to the Purchaser, and (ii) deliver to the Purchaser a legal opinion, in the Agreed Form.

3.3	The Sellers shall use all reasonable endeavours to procure (so far as they are able to procure) that each of the Conditions in clause 3.1(a), (b) and (d) is satisfied. If Condition 3.1(c) is not satisfied within 10 Business Days after the date of this agreement (or any earlier date nominated by the Sellers’ Solicitors (on behalf of the Sellers) or any later date agreed in writing between the parties) provided that the Conditions contained in clause 3.1(a) and 3.1(b) have been satisfied to the Purchaser’s satisfaction or waived by the Purchaser, Condition 3.1(c) shall be deemed to have been waived in which case the Sellers shall use their best endeavours to procure (so far as they are able) that each of Conditions 3.2(a), (b) and (c) is satisfied on or before 2 November 2005 (the Long Stop Date). If all the Conditions are not satisfied, or (where applicable) waived, on or before the Long Stop Date:

(a)	except for this subclause, clauses 1, 13.2, 13.3(a), 13.4, 14, 15, 17, 18, 19.3, 19.4, 19.5, 19.6, 19.7, 19.8, 19.9, 20, 21, and 22 and the provisions of Schedule 13, all the provisions of this agreement shall lapse and cease to have effect; and

(b)	neither the lapsing of those provisions nor their ceasing to have effect shall affect any accrued rights or liabilities of any party in respect of damages for non-performance of any obligation under this agreement falling due for performance prior to such lapse and cessation.

3.4	If a General Offer is made for the Shares, the Sellers shall indemnify the Purchaser and keep the Purchaser indemnified (for itself and as trustee for each other member of the Purchaser’s Group and the Group Companies) on demand against all losses, proceedings, costs, liabilities, damages, claims, demands, fines or penalties relating to or arising from any Shareholder or other person claiming that any of the Shares have been transferred to the Purchaser in breach of the Company’s articles of association or disputing the ownership by the Purchaser of the Shares.

3	27 July 2005

3.5	In the event that the Company makes a General Offer each Seller:

(a)	undertakes to accept such General Offer by completing a form of acceptance, in the Agreed Form, and delivering this together with the relevant duly completed stock transfer form and share certificates to the Purchaser;

(b)	acknowledges that the sale of its/his Shares to the Purchaser shall in addition to the General Offer, be governed by the terms of this agreement provided that if there is a conflict between the terms of the General Offer and this agreement, this agreement shall prevail as between the parties; and

(c)	acknowledges and agrees that the terms of the offer made to it for the purposes of the Company’s articles of association will be on less favourable terms than those contained in the General Offer.

3.6	To the extent that no General Offer is made, each Seller waives any right it/he has under the Company’s articles of association to require the Purchaser to make a General Offer.

3.7	The Sellers shall indemnify the Purchaser and keep the Purchaser indemnified (for itself and as trustee for each other member of the Purchaser’s Group and the Group Companies) on demand against all losses, proceedings, costs, liabilities, damages, claims, demands, fines or penalties arising out of, based upon or relating to, whether directly or indirectly, the Company’s failure at any time prior to Completion to maintain a valid notification as required under the UK Data Protection Act 1998.

4.	COMPLETION

4.1	Completion shall take place at the offices of the Purchaser’s Solicitors at 1300hrs (or such other time as the parties may agree) on one of the following dates (a Closing Date) being: 1 August 2005 or 1 September 2005 or 30 September 2005 or 3 October 2005 or 31 October 2005 or 1 November 2005 provided that on the relevant Closing Date, the Conditions are satisfied or so waived provided that the last of all such Conditions is satisfied or waived at least two Business Days prior to the relevant Closing Date, otherwise Completion shall take place on the next relevant Closing Date (or at such other place or time as the Sellers and the Purchaser may agree).

4.2	Until Completion, the provisions of Schedule 7 shall apply.

4.3	At Completion:

(a)	the Sellers shall observe and perform the provisions of Part 1 of Schedule 8; and

(b)	the Purchaser shall observe and perform the provisions of Part 2 of Schedule 8.

4.4	If for any reason the Sellers do not do or procure to be done all those things set out in Part 1 of Schedule 8 as contemplated by clauses 4.1 and 4.3, Completion shall be postponed until the next date for Completion as determined in accordance with Clause 4.1 provided that if Completion has not occurred by the Long Stop Date all the provisions of this agreement shall lapse and cease to have effect and the provisions of clause 3.3 (a) and (b) shall mutatis mutandis apply. However, the Purchaser shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously in accordance with this agreement.

4	27 July 2005

5.	INITIAL CONSIDERATION

5.1	The initial consideration for the sale of the Shares shall (subject to adjustment as provided in this agreement) be an amount equal to £13,000,000 plus an amount equal to the Estimated Working Capital Amount (such amount the Initial Consideration). The Sellers shall deliver to the Purchaser, at least five Business Days before Completion (or such earlier date as the Purchaser agrees) and after delivery of the notice referred to in clause 3.1(b), a statement in the Agreed Form giving details of the Estimated Working Capital Amount. The Estimated Working Capital Amount shall not exceed [REDACTED].

5.2	Subject to deduction of the amounts referred to in paragraph 5.3 below, each Shareholder shall be entitled to that amount of the Initial Consideration as shall equal the Price per Share multiplied by the number of Shares held by him at Completion. As at the date of this agreement the Price per Share (prior to the deduction of the amounts referred to in paragraph 5.3 below) is [REDACTED], being (i) the Initial Consideration (assuming that the Estimated Working Capital Amount is [REDACTED]) divided by (ii) 2,012,541 Shares (being the sum of (a) 1,178,539 Shares (being the number of Shares in issue as at the date of this agreement) and (b) 834,002 Shares (being the number of Shares to be issued by the Company assuming exercise in full of all In the Money Options)). Immediately prior to Completion, and after delivery to it of the statement of the Estimated Working Capital Amount (referred to in clause 5.1 above) and the notice referred to in clause 3.1(b), the Purchaser shall recalculate (a) the Price per Share and (b) the Initial Consideration payable to each Shareholder on the basis of (i) the actual numbers of Shares in issue on the date of Completion following exercise and/or waiver of all the Options and (ii) the statement of the Estimated Working Capital Amount delivered to the Purchaser under clause 5.1 and deliver this to the Sellers. Subject to deduction of the amounts referred to in paragraph 5.3 below, each Shareholder shall be entitled to that amount of the Initial Consideration as shall equal the recalculated Price per Share (the Recalculated Price per Share) multiplied by the number of Shares held by him at Completion. However, nothing in this clause or clause 5.3 shall cause the Initial Consideration to exceed the amount stated in clause 5.1.

5.3	Of the Initial Consideration, [REDACTED] is to be paid into the Escrow Account on Completion, with the balance (less (if applicable) any amounts payable to the Company as a result of the exercise of any of the Options) being be paid to the Shareholders on Completion. Subject to any adjustment to the Price per Share or the Initial Consideration in accordance with clause 5.2, each Shareholder shall on Completion be entitled to that amount of the Initial Consideration (less the following deductions (i) Escrow Sum and (ii) (if applicable) any amounts to be deducted by the Purchaser pursuant to paragraph (a) of Part 2 of Schedule 8 as a result of the exercise of any of the Options (including for the avoidance of any doubt, subject to clause 5.5 below, any employer and employee National Insurance Contributions or Income tax to be accounted for by the Company to the Inland Revenue) and (iii) any costs which the Sellers and the Remaining Shareholders have agreed to be deducted from the Initial Consideration due to them or which the Company is entitled to deduct pursuant to the terms of the General Offer and (iv) in the case of Simon Merchant only, an amount equal to the Potential Tax Liability, such sum being dealt with in the manner provided in clause 5.5) set out against his/its name in column C (or as appropriate) column D of Schedule 1.

5.4	The Purchaser shall issue Loan Notes to the following Shareholders in lieu of their respective cash entitlements to their Relevant Proportion of the Initial Consideration due under clause 5.3 :

(a)	Simon Merchant as to that amount of his entitlement to the Initial Consideration as is represented by 350,000 Shares (or such lesser number notified to the Purchaser by him at least two Business Days prior to Completion (or such shorter period as Mr Merchant and the Purchaser shall agree); and

(b)	any Remaining Shareholder (other than Overseas Shareholders) who elects to receive Loan Notes pursuant to the terms of their Share Purchase Agreement or the General Offer.

5	27 July 2005

5.5 (a)	Prior to Completion, the Purchaser will calculate the maximum amount of income tax and employee National Insurance contributions for which the Company may be liable to account under the PAYE system (the “Potential Tax Liability”) on the exercise by Simon Merchant of his rights under the share call agreement (the “Call Option”) with the Company dated 10 July 2003. If Simon Merchant exercises the Call Option before Completion, on Completion, the Purchaser will withhold from the portion of Initial Consideration due to Simon Merchant the aggregate exercise price in respect of the Call Option and the Potential Tax Liability, and remit this amount to the Company on behalf of and at the direction of Simon Merchant. The Purchaser shall procure that the Company will, within ten Business Days of Completion, apply to HM Revenue & Customs for a ruling concerning whether the Potential Tax Liability should be deducted following the exercise of the Call Option and accounted to HM Revenue & Customs through the PAYE system (the Ruling Application). The Purchaser shall procure that the Company (i) will use reasonable endeavours to put forward in the Ruling Application and in other communications with HM Revenue & Customs arguments as to why no Potential Tax Liability is due on exercise of the Call Option; and (ii) will provide Simon Merchant with a draft of the Ruling Application within five Business Days of Completion and will provide Simon Merchant with drafts of all other communications with HM Revenue & Customs in relation to the Potential Tax Liability at least five Business Days before such communication is made, shall make such amendments to the Ruling Application and other communications as Simon Merchant shall reasonably request (provided that, in the case of the Ruling Application, such requested amendments are provided to the Company within seven Business Days of Completion) before it makes such communication and shall promptly provide Simon Merchant with copies of all correspondence relating to the Potential Tax Liability. If HM Revenue & Customs confirm that income tax and National Insurance contributions should be accounted to HM Revenue & Customs through the PAYE system, following the exercise of the Call Option, the Company will pay without delay the Potential Tax Liability to HM Revenue & Customs together with any penalties and interest payable. If HM Revenue & Customs confirm that no income tax and National Insurance contributions are due following the exercise of the Call Option, the Company will pay to Simon Merchant (in cash or by issuing him Loan Notes in lieu of cash if required by him) within five days of receiving such confirmation, the amount of the Potential Tax Liability that was deducted from the portion of the Initial Consideration due to Simon Merchant pursuant to this clause. The Sellers shall procure that the Company shall provide the Purchaser with such information as is necessary to calculate the Potential Tax Liability.

(b)	Simon Merchant shall indemnify the Purchaser (for itself and as trustee for each Group Company and each member of the Purchaser’s Group) in respect of any interest and/or penalties payable by the Company to HM Revenue & Customs following the exercise of the Call Option.

6.	ADJUSTMENT TO INITIAL CONSIDERATION

6.1	Following the finalisation of the Completion Working Capital Statement as set out in Schedule 9, the Initial Consideration shall be adjusted following Completion as follows:

(a) (i)	there shall be deducted from the Initial Consideration the amount by which the Actual Working Capital Amount is less than the Estimated Working Capital Amount; or

(ii)	there shall be added to the Initial Consideration the amount by which the Actual Working Capital Amount exceeds the Estimated Working Capital Amount,

(such adjusted amount, the Adjusted Consideration).

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6.2	If the Adjusted Consideration:

(a)	exceeds the Initial Consideration, the Purchaser shall pay the Shareholders the amount of the excess in the Relevant Proportions; or

(b)	is less than the Initial Consideration an amount equal to the shortfall shall be deducted from the Escrow Account and paid to the Purchaser,

and in either case such payment shall be made within five Business Days following the day on which the Actual Working Capital Amount is finally agreed or determined together with interest on the amount payable calculated at the agreed rate (referred to in clause 18.2) from (and including) the date on which the Actual Working Capital Amount is finally agreed or determined (but excluding) the date of actual payment.

7.	EARN-OUT

7.1	[REDACTED]

7.2	The Earn-Out Revenue Amount shall be ascertained as contemplated by Schedule 10.

7.3	Within 15 Business Days of the Earn-Out Revenue Amount being so ascertained, the Purchaser shall, if appropriate, make a payment (if any) of the Deferred Consideration to the Shareholders.

8.	ESCROW ACCOUNT

8.1	The Escrow Account shall be operated, and the Escrow Sum and interest accruing on it (or any part of it) shall be applied, in accordance with this clause.

8.2	Any amount due to the Purchaser (i) from a Shareholder in respect of an adjustment to the Initial Consideration, or (ii) from a Warrantor in respect of a Warranty Claim or otherwise under this agreement or under the Tax Deed or (iii) from Woodbridge pursuant to clause 10, shall following it becoming due be paid to the Purchaser first out of the Escrow Account to the extent of the Escrow Sum in accordance with the provisions of this clause 8 and the joint instructions in the Agreed Form to the Purchaser’s Solicitors regarding the operation of the Escrow Account as referred to in clause 8.8(a).

8.3	Subject to all such amounts referred to in clause 8.2 having been paid to the Purchaser, the Escrow Sum shall be released to the Sellers’ Solicitors (on behalf of the Shareholders) [REDACTED] after Completion (the Release Date), unless a Warranty Claim, any other claim by the Purchaser under this agreement or a claim by the Purchaser under the Tax Deed is outstanding at the Release Date. If such a claim is then outstanding then:

(a)	a sum equal to the amount of the claim (or all such claims, if more than one) shall be retained out of the Escrow Sum and in the Escrow Account; and

(b)	the balance (if any) of the Escrow Sum shall be released to the Sellers’ Solicitors (on behalf of the Shareholders) on the Release Date.

Any sum so retained in the Escrow Account after the Release Date in respect of any such claim shall be released to the Purchaser or the Sellers’ Solicitors (on behalf of the Shareholders) (or in part to the Purchaser with the balance to the Sellers’ Solicitors (on behalf of the Shareholders),) as appropriate, within 30 Business Days after that claim is settled or as provided in clause 8.5.

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8.4	For the purposes of this clause, a claim shall be regarded as settled if:

(a)	the claim is withdrawn; or

(b)	the Warrantors and the Purchaser so agree in writing; or

(c)	a competent court has awarded judgment in respect of the claim and, where relevant, the period for lodging an appeal has expired without an appeal having been lodged.

8.5	In the event that any sum is retained in the Escrow Account after the Release Date in accordance with clause 8.3 then such sum will be released from the Escrow Account to the Sellers’ Solicitors (on behalf of the Shareholders) on the date falling [REDACTED] after the Release Date unless (i) the Purchaser has prior to such date commenced proceedings in respect of any such outstanding claim(s); or (ii) the Warrantors and the Purchasers agree that such sum should remain in the Escrow Account.

8.6	Any interest which accrues on the Escrow Sum (or any part of it) while in the Escrow Account shall follow the principal amount and shall be paid to the Shareholders or the Purchaser (as the case may be) at the same time as payment of the corresponding principal.

8.7	Each Shareholder shall be entitled to his Relevant Proportion of each sum released to the Sellers’ Solicitors (on behalf of the Shareholders) from the Escrow Sum under this clause.

8.8	Each of the Sellers shall (and shall procure that the Remaining Shareholders shall) and the Purchaser shall:

(a)	on Completion give the Purchaser’s Solicitors joint instructions regarding the operation of the Escrow Account in the Agreed Form as contemplated by clause 4; and

(b)	after Completion promptly give or join in giving all such instructions as are necessary to procure the operation of the Escrow Account, and application of the Escrow Sum and interest accruing on it (or any part of it), in accordance with the provisions of this clause.

8.9	Nothing in this clause or the agreement limits any other rights or remedies available to the Purchaser to recover any amount due to it in respect of an adjustment to the Consideration, a Warranty Claim or otherwise under this agreement or under the Tax Deed. To the extent that the Escrow Sum is insufficient to satisfy in full any amount so due to the Purchaser and which the Purchaser has requested be paid out of the Escrow Sum pursuant to this clause, the excess shall be paid to the Purchaser by the Warrantors or the Sellers or Woodbridge (as relevant) in accordance with their respective obligations under, and subject to the terms of, this agreement or the Tax Deed.

9.	LOANS AND GUARANTEES

9.1	The Sellers shall procure that on Completion all indebtedness owing immediately before Completion from any Shareholder or any member of any Shareholder’s Group or any person connected with any Shareholder to any Group Company is or has been satisfied in full together with all interest accruing on it up to (but excluding) Completion.

9.2	The parties acknowledge that the Consideration has been agreed on the basis that no indebtedness of any kind (whether or not then presently payable) will be owing immediately after Completion by any Shareholder or member of any Shareholder’s Group or any person connected with any Shareholder to any Group Company.

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9.3	If it is established at any time after Completion that any indebtedness of any kind (whether or not then presently payable) was owing on Completion by any Group Company to any Shareholder or any person connected with any Shareholder or any member of any Shareholder’s Group, contrary to the basis stated in clause 9.2, then the Sellers shall procure that the relevant Shareholder or relevant member of any Shareholder’s Group or person connected with a Shareholder or the relevant Group Company to which that indebtedness is owing shall waive that indebtedness by executing a deed of waiver in such form as the Purchaser shall reasonably require or, if that is not permissible or practicable, shall procure that such indebtedness is discharged or otherwise eliminated in either case at no cost to any member of the Purchaser’s Group or the Group Companies. The Sellers shall indemnify the Purchaser and keep the Purchaser indemnified (for itself and as trustee for each other member of the Purchaser’s Group and the Group Companies) on demand against all losses, proceedings, costs, liabilities, damages, claims, demands, fines or penalties relating to or arising from any of the Group Companies having any indebtedness of any kind (other than indebtedness owed from a Group Company to another Group Company) at Completion (other than Ordinary Course Indebtedness (as defined in paragraph 2.9 of Schedule 5) not exceeding [REDACTED]).

9.4	The Sellers shall procure that on Completion each Group Company is released from all guarantees and indemnities given by that Group Company other than a guarantee or indemnity in respect only of the liabilities or obligations of any Group Company.

10.	WARRANTIES

10.1	The Warrantors warrant to the Purchaser that except as fairly disclosed to the Purchaser in the Disclosure Letter, each of the statements set out in Schedule 5 (the Warranted Statements) is true, accurate and not misleading.

10.2	Each of the Warranted Statements is separate and independent and, except as expressly provided to the contrary in this agreement, is not limited:

(a)	by reference to any other Warranted Statement; or

(b)	by any other provision of this agreement or any provision of the Tax Deed.

10.3	Except in relation to matters fully and fairly disclosed in the Disclosure Letter, none of the Warranties shall be treated as qualified by any actual or constructive knowledge on the part of any member of the Purchaser’s Group or any agent or adviser of any such member and no such knowledge shall prejudice any Warranty Claim or operate so as to reduce any amount recoverable.

10.4	If the Purchaser becomes aware of a matter or circumstance which is likely to give rise to a Warranty Claim, the Purchaser shall give notice to the Sellers (with a copy to the Sellers’ Solicitors (on behalf of the Sellers) specifying that matter or circumstance in reasonable detail, and setting out such other facts as the Purchaser deems necessary, as soon as reasonably practicable after it becomes aware of that matter or circumstance. Any failure by the Purchaser to give notice as contemplated by this subclause in relation to any matter or circumstance shall not, for the avoidance of doubt, prevent the Purchaser from making any Warranty Claim arising from that matter or circumstance.

10.5	The Warranties and any Warranty Claim shall be subject to the limitations and other provisions set out in Schedule 6.

10.6	Nothing in Schedule 6 or in the Disclosure Letter shall qualify or limit the liability of the Warrantors in relation to:

(a)	any of those Warranted Statements set out in paragraphs 1.4 (Ownership of the Shares), 1.13 (Insolvency) and 1.14 (Capacity and consequences of sale) of Schedule 5; or

9	27 July 2005

(b)	any Warranty Claim attributable to fraud, dishonesty or wilful concealment on the part of any Warrantors or any member of any Warrantor’s Group.

10.7	Clause 10.6 applies notwithstanding clauses 10.1 and 10.5.

10.8	If at any time prior to the satisfaction or waiver of all of the Conditions:
(a)	it comes to the notice of the Purchaser that any of the Warranted Statements is untrue or inaccurate and such untruth or inaccuracy would have a Material Adverse Effect; or

(b)	any Seller is in material breach of any obligation on its part under this agreement or any other Transaction Document and, where that breach is capable of remedy, it is not remedied to the Purchaser’s satisfaction; or

(c)	anything occurs which, had it occurred on or before the date of this agreement, would have resulted in any of the Warranted Statements being untrue or inaccurate and such untruth or inaccuracy would have a Material Adverse Effect; or

(d)	if the General Offer is made, the Purchaser becomes aware that the General Offer does not comply with any applicable laws, rules and regulations of any jurisdiction into which it is made and such non-compliance would mean that the transfer of any of the Shares to the Purchaser would be invalid or unlawful;

then the Purchaser may elect not to complete the purchase of the Shares by giving notice to the Sellers.

10.9	If the Purchaser elects, under paragraph 10.8, not to complete the purchase of the Shares:

(a)	except for this subclause, clauses 1, 13.2, 13.3(a), 13.4, 14, 15, 17, 18, 19.3, 19.4, 19.5, 19.6, 19.7, 19.8, 19.9, 20, 21, and 22 and the provisions of Schedule 13, all the provisions of this agreement shall lapse and cease to have effect; and

(b)	neither the lapsing of those provisions nor their ceasing to have effect shall affect any accrued rights or liabilities of any party in respect of damages for non-performance of any obligation under this agreement falling due for performance prior to such lapse and cessation.

10.10	As further consideration for the purchase by the Purchaser of the Shares:

(a)	Woodbridge warrants to the Purchaser (in respect of itself and the Shares beneficially owned by it) in the terms of paragraphs 1.4 (Ownership of the Shares) and 1.14 (Capacity and consequences of sale) of Schedule 5; and

(b)	if the Warrantors are liable in respect of a Warranty Claim or claim under the Tax Deed or otherwise under this agreement (Relevant Claim), Woodbridge undertakes to pay to the Purchaser an amount equal to the Woodbridge Percentage Share of the Relevant Claim up to in aggregate an amount equal to the proportion of the consideration which it receives (including for the avoidance of doubt any Deferred Consideration) for the sale of its Shares. Such payment shall be made within 10 Business Days of written notice from the Purchaser to do so. Any such notice shall give details of the Relevant Claim and the amount due from Woodbridge pursuant to this clause. Any failure by the Purchaser to give notice as contemplated by this subclause in relation to any matter or circumstance shall, for the avoidance of doubt, not prevent Woodbridge from being liable for the Woodbridge Percentage Share of any Relevant Claim under this Clause 10.10.

10	27 July 2005

10.11	The Sellers shall procure that the General Offer, if made, will comply with, and will continue to comply with, all laws, rules and regulations applicable to the General Offer in each jurisdiction into which it is made and shall indemnify the Purchaser and keep the Purchaser indemnified (for itself and as trustee for each other member of the Purchaser’s Group and the Group Companies) on demand against all losses, proceedings, costs, liabilities, damages, claims, demands, fines or penalties relating to or arising from any non-compliance with all such applicable laws rules and regulations.

10.12	If the Sellers are unable to procure the delivery, prior to Completion, of the letter referred to in paragraph (a)(xiv) of Part 1 of Schedule 8, the Sellers shall indemnify the Purchaser and keep the Purchaser indemnified (for itself and as trustee for each other member of the Purchaser’s Group and the Group Companies) on demand against all losses, proceedings, costs, liabilities, damages, claims, demands, fines or penalties relating to or arising out of any claim against any member of the Purchaser’s Group or a Group Company by any party to the Subscription Agreement dated 27 April 2001 as subsequently adhered to (a copy of which is set out as Annex 2 to this agreement) in respect of a claim under or relating to such agreement.

11.	EMPLOYEES AND PENSIONS

11.1	On Completion, the Sellers shall procure that each person nominated by the Purchaser prior to the date of this agreement enters into a service agreement with a member of the Purchaser’s Group in the Agreed Form as contemplated by clause 4 and Schedule 8.

11.2	The Sellers shall indemnify the Purchaser and keep the Purchaser indemnified (for itself and as trustee for each other member of the Purchaser’s Group and the Group Companies) on demand against all proceedings, costs, liabilities, damages, claims, demands, fines or penalties relating to or arising from any failure by any Group Company prior to Completion to comply with its statutory obligations relating to the provision of a stakeholder pension scheme.

12.	PROTECTIVE COVENANTS

12.1	Each of Mr Merchant, Mr Wästlund and Harley Street covenants with the Purchaser and each Group Company that he/it shall not nor any person connected with him or it for the time being shall and, in the case of Harley Street only, shall procure that no member of Harley Street’s Group shall:

(a)	for a period of three years after Completion be concerned in any business carrying on business in the United Kingdom, Singapore, Hong Kong or the United States of America which is competitive or likely to be competitive with any of the businesses as carried on by a Group Company at Completion including those involved in the valuation, measurement and tracking of financial research, content and/or ideas; or

(b)	for a period of three years after Completion and except on behalf of a Group Company, canvass or solicit orders for goods or services similar to those being provided by any Group Company at Completion (including those involved in the valuation measurement and tracking of financial research, content and/or ideas), from any person who is at Completion or has been at any time within the year prior to Completion a customer of a Group Company; or

(c)	for a period of three years after Completion:

(i)	induce or attempt to induce any person [REDACTED] who is at Completion a director or employee of a Group Company to leave the employment of that Group Company; or

11	27 July 2005

(ii)	(otherwise than following a response by such a person to a newspaper or trade advertisement) employ or attempt to employ any person [REDACTED] who is at Completion a director or employee of a Group Company; or

(d)	for a period of three years after Completion induce or attempt to induce any person, who is at Completion or has been at any time within the year prior to Completion a supplier of goods or services to a Group Company, to cease to supply, or to restrict or vary the terms of supply, to that Group Company; or

(e)	make use of or (except as required by law or any competent regulatory body) disclose or divulge to any third party any information of a secret or confidential nature relating to, or to the business or affairs of, any Group Company or to any of the employees, customers or suppliers of any Group Company (including, for the avoidance of doubt, the terms of this agreement and the transaction contemplated by it); or

(f)	after Completion use or (insofar as it can reasonably do so) allow to be used (except by the Group Companies) any trade name used by a Group Company at Completion or any other name intended or likely to be confused with such a trade name.

12.2	[REDACTED]

12.3	[REDACTED]

12.4	For the purposes of this clause:

(a)	a person is concerned in a business if it carries on the business as principal or agent or if:

(i)	it is a partner, director, employee, consultant or agent in, of or to any person who carries on the business; or

(ii)	it has any direct or indirect financial interest (as shareholder or otherwise) in any person who carries on the business; or

(iii)	it is a partner, director, employee, consultant or agent in, of or to any person who has a direct or indirect financial interest (as shareholder or otherwise) in any person who carries on the business, disregarding any financial interest of a person in securities which are held for investment purposes only if that person, members of any Harley Street’s Group for the time being and any person connected with that person or any member of any Harley Street’s Group for the time being (the Investors) are together interested in securities which amount to less than 3 per cent. of the issued securities of that class and which, in all circumstances, carry less than 3 per cent. of the voting rights (if any) attaching to the issued securities of that class, and provided that none of the Investors is involved in the management of the business of the issuer of the relevant securities or of any person connected with it otherwise than by the exercise of voting rights attaching to securities; and

(b)	references to a Group Company include its successors in business.

12.5	Each of the restrictions in each paragraph or subclause above shall be enforceable independently of each of the others and its validity shall not be affected if any of the others is invalid.

12.6	If any of those restrictions is void but would be valid if some part of the restriction were deleted, the restriction in question shall apply with such modification as may be necessary to make it valid.

12	27 July 2005

12.7	Mr Merchant, Mr Wästlund and Harley Street acknowledge that the above provisions of this clause are no more extensive than is reasonable to protect the Purchaser as the purchaser of the Shares.

12.8	The covenants in this clause may with the prior written consent of the Purchaser be enforced by any Group Company against Mr Merchant, Mr Wästlund and Harley Street under the Contracts (Rights of Third Parties) Act 1999. The provisions of this clause may be varied or terminated by agreement between the Sellers and the Purchaser (and the Purchaser may also release or compromise in whole or in part any liability in respect of rights or claims contemplated by this clause) without the consent of any Group Company.

13.	ANNOUNCEMENTS

13.1	The parties shall agree the form of an announcement to be released as soon as practicable after the signing of this agreement.

13.2	Subject to clause 13.1 the parties shall procure that none of them nor any member of any of their respective Groups and no adviser nor other person connected with any such person shall, make any announcement concerning the sale or purchase of the Shares or any related or ancillary matter before, on or after Completion. This clause shall not restrict any party discussing the announcement referred to in clause 13.1 with any person subject to their respective duties of confidentiality pursuant to clause 13.3.

13.3	Each Seller:

(a)	shall, and shall (where appropriate) procure that each other member of that Seller’s Group for the time being shall, keep confidential all information provided to any member of that Seller’s Group by or on behalf of the Purchaser or otherwise obtained by any member of that Seller’s Group or a Group Company in connection with this agreement which relates to any member of the Purchaser’s Group; and

(b)	shall procure that, if after Completion it or (as appropriate) any other member of that Seller’s Group for the time being holds confidential information relating to any Group Company, the member of that Seller’s Group concerned shall keep that information confidential and, to the extent reasonably practicable, shall return that information to the Purchaser or destroy it, in either case without retaining copies.

13.4	Nothing in this clause prevents any announcement being made or any confidential information being disclosed (or being retained and not returned or destroyed):

(a)	with the written approval of the other parties; or

(b)	to the extent required by law, any court of competent jurisdiction or any competent regulatory body, but if a person is so required to make any announcement, the relevant party shall promptly notify the other parties, where practicable and lawful to do so, before the announcement is made and shall co-operate with the other parties regarding the timing and content of such announcement or any action which the other parties may reasonably elect to take to challenge the validity of such requirement.

14.	GUARANTEE

14.1

If the Purchaser (unless relieved from the performance by any provision of this agreement) in any respect fails to perform its obligations under this agreement and such breach has not been remedied within a period of 10 Business Days of written notification of such breach by the Sellers, and provided there is not then a bona fide dispute in respect of any such breach which has not been

13	27 July 2005

resolved by the parties, the Guarantor, in consideration of the Sellers entering into this agreement with the Purchaser, guarantees to the Sellers (for themselves and on trust for the benefit of the Remaining Shareholders) the due performance of the Purchaser’s obligations under this agreement and the Transaction Documents), provided that under no circumstances shall the liability of the Guarantor exceed that of the Purchaser under the terms of this agreement or the relevant Transaction Document.

14.2	The Guarantor shall have no liability under this clause unless:

(a)	the Sellers have served a written notice on the Purchaser clearly stating the nature of the Purchaser’s breach and if the breach is capable of being remedied, what steps are reasonably required to remedy such breach and provided the breach itself continues for a period of 10 Business Days following receipt by the Purchaser of such notice; and

(b)	if the breach referred to above is still continuing after the expiry of the 10 Business Day period referred to in subclause 14.2(a) (or if, on or before expiry of such period, an Insolvency Event occurs in respect of the Purchaser), the Sellers have served a written notice on the Guarantor clearly stating the nature of the breach by the Purchaser and the amount (if any) of the claim under this agreement in respect of such breach, and the Guarantor shall have 10 Business Days following receipt of such notice to remedy or procure the remedy of the breach.

14.3	Subject to subclause 14.2 above, the Guarantor and the other parties shall use their respective reasonable endeavours to agree the amount of loss suffered by the other parties for which the Guarantor is liable to compensate the Sellers under subclause 14.1 and the extent to which the Guarantor is liable to perform or procure the performance of this agreement under subclause 14.2(b) within 10 Business Days of service of the notice referred to in subclause 14.2(b).

14.4	The Guarantor shall pay such amount or, as far as reasonably practicable, undertake such performance as is agreed or determined pursuant to subclause 14.3 within 10 Business Days of such agreement or determination.

14.5	In the event of any dispute between the Guarantor and the Sellers in relation to any sums payable by the Guarantor under this guarantee or the validity of any claim by the Sellers, except in the case of the determination of the Working Capital Amount and the Earn Out Revenue Amount where the relevant provisions of this agreement shall prevail in relation to the resolution of any dispute in respect of such amounts, such dispute shall be determined by an independent firm of chartered accountants appointed jointly by the Guarantor and the Sellers or, in default of agreement between them on such appointment, within 5 Business Days after a written request by either party for such a determination, such firm as shall be nominated on the application of either the Guarantor or the Sellers by the President for the time being of the Institute of Chartered Accountants in England and Wales. Such firm shall act as an expert and not as an arbitrator and their decision (in the absence of manifest error) shall be binding on the parties to this agreement.

15.	NOTICES

15.1	Any notice or other communication to be given under this agreement or the Tax Deed must be in writing (which includes fax, but not email) and must be delivered or sent by post or fax to the party to whom it is to be given as follows:

(a) to the Sellers at the addresses given in Schedule 1 with a copy to the Sellers’ Solicitors at:	(b) to the Purchaser at:

14	27 July 2005

Bird & Bird 90 Fetter Lane London EC4A 1JP	FactSet Research Systems Inc. Norwalk, CT 601 Merritt 7 3rd Floor Norwalk, CT 06851 U.S.A.

Fax: +44 20 7415 6111	Fax: +1 203 810 3013

marked for the attention of Neil Blundell,	marked for the attention of Rachel Stern,

or at any such other address or fax number of which it shall have given notice for this purpose to the other parties under this clause. Any notice or other communication sent by post shall be sent by prepaid recorded delivery post (if the country of destination is the same as the country of origin) or by prepaid airmail (if the country of destination is not the same as the country of origin).

15.2	Any notice or other communication shall be deemed to have been given:

(a)	if delivered, on the date of delivery; or

(b)	if sent by post, on the third Business Day after it was put into the post; or

(c)	if sent by fax, on the date of transmission, if transmitted before 3.00 p.m. (local time at the country of destination) on any Business Day, and in any other case on the Business Day following the date of transmission.

15.3	In proving the giving of a notice or other communication, it shall be sufficient to prove that delivery was made or that the envelope containing the communication was properly addressed and posted by prepaid recorded delivery post or by prepaid airmail or that the fax was properly addressed and transmitted, as the case may be.

16.	FURTHER ASSURANCES

16.1	On or after Completion each Seller shall, at its own cost and expense, execute and do (or procure to be executed and done by any other necessary party) all such deeds, documents, acts and things as the Purchaser may from time to time require in order to vest any of the Shares in the Purchaser or its assignee or as otherwise may be necessary to give full effect to the Transaction Documents.

16.2	In relation to each Group Company, the Sellers shall procure the convening of all meetings, the giving of all waivers and consents and the passing of all resolutions as are necessary under statute, its constitutional documents or any agreement or obligation affecting it to give effect to the Transaction Documents.

16.3	For so long after Completion as any Seller or any nominee of it remains the registered holder of any Share, it shall hold (or direct the relevant nominee to hold) that Share and any distributions, property and rights deriving from it in trust for the Purchaser and shall deal with that Share and any distributions, property and rights deriving from it as the Purchaser directs; in particular, each Seller shall exercise all voting rights as the Purchaser directs or shall execute an instrument of proxy or other document which enables the Purchaser or its representative to attend and vote at any meeting of the Company.

15	27 July 2005

17.	ASSIGNMENTS

If the Shares are sold or transferred after Completion to a member of the Purchaser’s Group, the benefit of each of the obligations on the part of the Sellers under this agreement (including the Warranties) and the Tax Deed may be assigned to the purchaser or transferee of the Shares which may enforce them as if it had been named in this agreement and the Tax Deed as the Purchaser, provided that if the transferee subsequently ceases to be a member of the Purchaser’s Group the benefit of such obligations shall first be re-assigned to the Purchaser or another member of the Purchaser’s Group or shall otherwise cease to bind the Sellers.

18.	PAYMENTS

18.1	Unless otherwise expressly stated (or as otherwise agreed in the case of a given payment), each payment to be made under this agreement or the Tax Deed shall be made in pounds sterling by transfer of the relevant amount into the relevant account on or before the date the payment is due for value on that date. The relevant account for a given payment is:

(a)	if that payment is to the Sellers, the account of the Sellers’ Solicitors at:

bank:	The Royal Bank of Scotland PLC (Branch Name: Child & Co)
London Corporate Service Centre, PO Box 50294, 2 ½ Devonshire Square, London EC2P 2WL
sort code:	15-80-00
account number:	6045 3341
account name:	Bird & Bird BACS Remittances Account

or such other account as the Sellers shall, not less than three Business Days before the date that payment is due, have specified by giving notice to the Purchaser for the purpose of that payment; and

if that payment is to the Purchaser, the account of the Purchaser at such bank account as the Purchaser shall nominate by giving notice to the Sellers at least two Business Days prior to Completion or such other account as the Purchaser shall, not less than three Business Days before the date that payment is due, have specified by giving notice to the Sellers for the purpose of that payment.

18.2	If a party defaults in making any payment when due of any sum payable under this agreement or under the Tax Deed, it shall pay interest on that sum from (and including) the date on which payment is due until (but excluding) the date of actual payment (after as well as before judgment) at an annual rate of 2 per cent. above the base rate from time to time of Barclays Bank plc, which interest shall accrue from day to day and be compounded monthly.

18.3	If any party is required by law to make a deduction or withholding in respect of any sum payable under this agreement, such party shall, at the same time as the sum which is the subject of the deduction or withholding is payable, make a payment to the recipient of such additional amount as shall be required to ensure that the net amount received by the recipient will equal the full amount which would have been received by it had no such deduction or withholding been required to be made.

18.4	Without prejudice to any other rights or remedies available to it, the Purchaser may deduct from any amount payable by it under this agreement any sum due to it under this agreement (including by reason of any of the Warranted Statements being untrue or inaccurate or in respect of any breach of any of the obligations or undertakings on the part of the Sellers) or under the Tax Deed.

16	27 July 2005

19.	GENERAL

19.1	The receipt by the Sellers’ Solicitors of any document to be delivered to a Seller shall discharge the Purchaser’s obligation to deliver it to that Seller.

19.2	Each of the obligations, Warranties and undertakings set out in this agreement (excluding any obligation which is fully performed at Completion) shall continue in force after Completion.

19.3	Where any obligation, representation, warranty or undertaking in this agreement is expressed to be made, undertaken or given by two or more of the Warrantors they shall be jointly and severally responsible in respect of it. The liability of Woodbridge under this agreement shall be several.

19.4 (a)	Subject to clause 19.4(b), the Purchaser may release or compromise in whole or in part the liability of any of the Sellers under this agreement or grant any time or indulgence to that Seller without affecting the liability of any other Seller.

(b)	The Purchaser may not, without the prior written consent of Woodbridge, release or compromise in whole or in part the liability of any of the Warrantors under this agreement or grant any time or indulgence to that Warrantor if such liability is one to which clause 10.10(b) applies or in respect of which Woodbridge is otherwise liable.

19.5	Time is not of the essence in relation to any obligation under this agreement unless:

(a)	time is expressly stated to be of the essence in relation to that obligation; or

(b)	one party fails to perform an obligation by the time specified in this agreement and the other party serves a notice on the defaulting party requiring it to perform the obligation by a specified time and stating that time is of the essence in relation to that obligation.

19.6	Except as otherwise expressly provided in this agreement, each party shall pay the costs and expenses incurred by it in connection with the entering into and completion of this agreement including the fees and costs of their respective advisers.

19.7	This agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement, and any party (including any duly authorised representative of a party) may enter into this agreement by executing a counterpart.

19.8	The rights of each party under this agreement:

(a)	may be exercised as often as necessary;

(b)	except as otherwise expressly provided in this agreement, are cumulative and not exclusive of rights and remedies provided by law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any such right is not a waiver of that right.

19.9	Except as otherwise expressly stated in this agreement, a person who is not a party to this agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

17	27 July 2005

20.	WHOLE AGREEMENT

20.1	This agreement and the other Transaction Documents contain the whole agreement between the parties relating to the transactions contemplated by the Transaction Documents and supersede all previous agreements, whether oral or in writing, between the parties relating to these transactions.

20.2	Each party acknowledges that in agreeing to enter into this agreement and the other Transaction Documents it has not relied on any representation, warranty, collateral contract or other assurance (except those set out in the Transaction Documents) made by or on behalf of any other party before the entering into of this agreement. Each party waives all rights and remedies which, but for this subclause, might otherwise be available to it in respect of any such representation, warranty, collateral contract or other assurance.

20.3	Nothing in this clause limits or excludes any liability for fraud.

21.	GOVERNING LAW AND JURISDICTION

21.1	This agreement is governed by English law.

21.2	The English courts have exclusive jurisdiction to settle any dispute arising out of or in connection with this agreement and the parties submit to the exclusive jurisdiction of the English courts.

21.3	Each Seller agrees to maintain an agent in England for service of process. At the date of this agreement the Sellers have appointed Barnards Court Company Secretarial Services Limited c/o the Sellers’ Solicitors as their agent for service of process. The Warrantors irrevocably undertake not to revoke the appointment of their agent for service of process without first appointing a replacement and giving details of that agent for service of process to the Purchaser.

21.4	The parties waive any objection to the English courts on grounds that they are an inconvenient or inappropriate forum to settle any such dispute.

21.5	EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING, DIRECTLY OR INDIRECTLY, OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY IT AND FOR ANY COUNTERCLAIM THEREIN (IN EACH CASE WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND WHETHER PREDICATED ON COMMON LAW, STATUTE OR OTHERWISE). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONGST OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS CLAUSE.

22.	LANGUAGE

The language of this agreement and the transactions envisaged by it is English and all notices to be given in connection with this agreement must be in English. All demands, requests, statements, certificates or other documents or communications to be provided in connection with this agreement and the transactions envisaged by it must be in English or accompanied by a certified English translation; in this case the English translation prevails unless the document or communication is a statutory or other official document or communication.

18	27 July 2005

AS WITNESS this agreement has been signed by the parties (or their duly authorised representatives) on the date stated at the beginning of this agreement.

19	27 July 2005

SCHEDULE 1

THE SHAREHOLDERS

PART 1

THE SELLERS

(A)	(B)	(C)	(D)[1]
Name and address of Seller	Number of Ordinary Shares	Number of Ordinary Shares after (if appropriate) all In the Money Options and Call Agreements are exercised	Initial Consideration (£)
Woodbridge International Holdings Europe LLC 2711 Centreville Road, Suite 400, Wilmington, Delaware, 19808 USA	468,654	468,654	4,230,587

Simon Merchant Little Orchard, Jordans Way, Jordans, Buckinghamshire HP9 2SP	194,950	514,381	4,643,369[2]

Harley Street Investment SPRL Tervurenlaan 82, 1040 Brussels, Belgium	194,950	514,381	4,643,369[3]

[1]	The amount of the Initial Consideration set opposite each Shareholder's name is indicative only and the Price per Share and the Initial Consideration due to each Shareholder will be recalculated immediately prior to Completion (see clause 5.2 of the agreement) on the basis of the actual number of Shares in issue immediately prior to Completion and the number of Shares held by each Shareholder immediately prior to Completion and on the basis of the delivery of the statement of the Estimated Working Capital Amount. The amount of Initial Consideration stated is also prior to the deduction (if any) of amounts due as a result of the exercise of any of the Options.

[2]	As at the date of this agreement, Simon Merchant owns 194,950 Shares in the Company. 30,569 of the Shares owned by Simon Merchant are subject to In the Money Options granted by Mr Merchant to those Optionholders referred to in Part 3 of Schedule 1. In addition, Simon Merchant has a call agreement over 350,000 Shares. The Initial Consideration payable to him set out in column (D) assumes that the call agreement and all In the Money Options are exercised. To the extent that any of these options/agreements are not exercised prior to Completion, then the number of Shares owned by Mr Merchant will be different from that set out in column (C) and the amount of the Initial Consideration due to him will need to be recalculated accordingly.

[3]	As at the date of this agreement, Harley Street Investment SPRL owns 194,950 Shares in the Company. 4,084 of the Shares owned by Harley Street are subject to In the Money Options granted by Harley Street detailed in Part 3, Schedule 1. As at the date of this agreement, Harley Street has agreed to sell 26,485 of the Shares owned by Harley Street to Erik Wästlund which he will use to satisfy In the Money Options granted by him (detailed in Part 3, Schedule 1). In addition, Harley Street has a call agreement over 350,000 Shares. The Initial Consideration payable to Harley Street set out in column (D) assumes that the call agreement and all In the Money Options are exercised. To the extent that any of these options/agreements are not exercised prior to Completion, then the number of Shares owned by Harley Street will be different from that set out in column (C) and the amount due to Harley Street will need to be recalculated accordingly.

20	27 July 2005

PART 2

REMAINING SHAREHOLDERS (EXCLUDING OPTION HOLDERS)

(A)	(B)	(C)[4]
Name and address of Remaining Shareholder	Number of Ordinary Shares	Initial Consideration £
Heelbrook Holdings Abacus Financial Services Ltd, La Motte Chambers, St. Helier, Jersey, JE1 1BJ	88,975	803,186

Marconi Corporation Plc 34 Grosvenor Square, London W1K 2HD	88,888	802,401

Simon Orme 1112 Park Avenue, 10C New York, New York 10028, USA	42,283	381,693

Magnus Lindahl Kristinavägen 9, 131 50 Saltsjo Duvnas, Sweden	22,354	201,792

Boldergate Limited 9 Myrtel Street, Douglas, Isle of Man, 1MI 1ED	11,177	100,896

SEB Private Bank SA P O Box 487, L-2014 Luxembourg	7,528	67,956

Amanda Smithson Blackwood Group, 77 Cornhill, London EC3V 3QQ	6,299	56,862

James Stevenson Blackwood Group, 77 Cornhill, London EC3V 3QQ	6,299	56,862

Bird & Bird Partners Investment Fund 90 Fetter Lane, London, EC4A 1JP	6,299	56,862

[4]	The amount of the Initial Consideration set opposite each Shareholder's name is indicative only and the Price per Share and the Initial Consideration due to each Shareholder will be recalculated immediately prior to Completion (see clause 5.2 of the agreement) on the basis of the actual number of Shares in issue immediately prior to Completion and the number of Shares held by each Shareholder immediately prior to Completion and on the basis of the delivery of the statement of the Estimated Working Capital Amount. The amount of Initial Consideration stated is also prior to the deduction (if any) of amounts due as a result of the exercise of any of the Options

21	27 July 2005

Orchard Group International 111 Warren House, Beckford Close, 185 Warrick Road, London W14	5,083	45,885

Paul Daniel 5 Little Boltons London SW10 9LJ	5,000	45,136

John Doran 29 Woodcliff Road, Wellesley, MA 02481, USA	4,150	37,462

James Pinto 366 Round Hill Road, Greenwich, CT 06831, USA	4,150	37,462

Claes Dahlback Investor AB, Arsenalsgatan 8c, 103 32 Stockholm, Sweden	4,149	37,453

Gisela Bjorkegren Kronovägen 7, 18274 Stocksund, Sweden	3,779	34,113

Tim Horlick c/o NCoTec, 40 Portman Square, London W1H 9HB	3,149	28,426

Peter Tornqvist 33 Rue St Andre des Arts, 75006 Paris, France	3,149	28,426

Lacrosse Trading Attn: Björn von Below, EFG Private Bank, Quai de Seujet 22-24, Case Postale, 1211 Geneva Switzerland	2,021	18,244

Charles Scott Morgan Stanley, 25 Cabot Square, Canary Wharf, London E14 4QA	1,993	17,991

Bank of New York (Nominees) Limited Unit Trust Department, One Canada Square, London E14 5AL	1,260	11,374

Passbiten BVBA Arnovägen 43, 184 97 Ljustero, Sweden	1,000	9,027

22	27 July 2005

Head Concept SA Drose, Breviksvägen 6, 184 63Åkersberga, Sweden	632	5,705

Johan Sellstrom Drose, Breviksvägen 6, 184 63Åkersberga, Sweden	368	3,322

23	27 July 2005

PART 3

OUTSTANDING OPTIONS

PART 3A

OUTSTANDING IN THE MONEY OPTIONS

(A)	(B)	(C)	(D)
Name	Number of shares following exercise of Options	Shares over which options exercised	Initial consideration (£)[5]
Johan Sandersson	8,630	5,488 new shares 250 existing shares from Harley Street 1571 existing shares from Simon Merchant 1321 existing shares from Erik Wästlund	77,904

Peter Raftell	40,206	28,592 new shares 5807 existing shares from Simon Merchant 5807 existing shares from Erik Wästlund	362,944

Johan Mattsson	66,309	43,477 new shares 1667 existing shares from Harley Street 11416 existing shares from Simon Merchant 9749 existing shares from Erik Wästlund	598,578

Joseph Adam	8,630	5,488 new shares	77,904

[5]	The amount of the Initial Consideration set opposite each Shareholder's name is indicative only and the Price per Share and the Initial Consideration due to each Shareholder will be recalculated immediately prior to Completion (see clause 5.2 of the agreement) on the basis of the actual number of Shares in issue immediately prior to Completion and the number of Shares held by each Shareholder immediately prior to Completion and on the basis of the delivery of the Statement of the Estimated Working Capital Amount. The amount of Initial Consideration stated is also prior to the deduction (if any) of amounts due as a result of the exercise of any of the Options.

24	27 July 2005

		250 existing shares from Harley Street 1571 existing shares from Simon Merchant 1321 existing shares from Erik Wästlund

Henrik Alexandersson Fornhojdsv 20, 15 258 Sodertalje, Sweden	7,527	4,709 new shares 250 existing shares from Harley Street 1409 existing shares from Simon Merchant 1159 existing shares from Erik Wästlund	67,947

Henning Holter	40,207	25,259 new shares 1667 existing shares from Harley Street 7474 existing shares from Simon Merchant 5807 existing shares from Erik Wästlund	362,953

Jonas Dannaeus	8,631	5,989 new shares 1321 existing shares from Simon Merchant 1321 existing shares from Erik Wästlund	77,913

Heelbrook Holdings	11,667	11667 new shares	105,319

Simon Orme	3,333	3333 new shares	30,087

Simon Merchant	350,000	350,000 new shares	Please see Part 1 of Schedule 1 for allocation of Initial Consideration

Harley Street	350,000	350,000 new shares	Please see Part 1 of Schedule 1 for allocation of Initial Consideration

25	27 July 2005

PART 3B

OUTSTANDING OPTIONS (OTHER THAN IN THE MONEY OPTIONS)

(A)	(B)	(C)	(D)
Name	Number of shares following exercise of Options	Shares over which options exercised	Initial consideration (£) (assuming that none are exercised)
Johan Sandersson	2,000	1,000 new shares 500 existing shares from Harley Street 500 existing shares from Simon Merchant	Nil

Peter Raftell	13,333	13,333 new shares	Nil

Johan Mattson	19,999	13,333 new shares 3,333 existing shares from Harley Street 3,333 existing shares from Simon Merchant	Nil

Joseph Adam	2,000	1,000 new shares 500 existing shares from Harley Street 500 existing shares from Simon Merchant	Nil

Henrik Alexandersson	1,666	666 new shares 500 existing shares from Harley Street 500 existing shares from Simon Merchant	Nil

26	27 July 2005

Henning Holter	13,332	6,666 new shares 3,333 existing shares from Harley Street 3,334 existing shares from Simon Merchant	Nil

Jonas Dannaeus	2,000	2,000 new shares	Nil

Christian Norberg	1,750	1,750 new shares	Nil

27	27 July 2005

SCHEDULE 2

THE COMPANY

Company name:	StreamVPN Limited
Registered number:	03940283
Registered office:	55 Bryanston Street, London, W1H 7AA
Date and place of incorporation:	6 March 2000, England and Wales

Directors:	Gregory Dart John Hepburn Simon Merchant Erik Wästlund
Secretary:	Barnards Court Company Securities Services Limited
VAT number:	760 9972 87
Accounting reference date:	31 March
Auditors:	The JMO Practice
Authorised capital:	300,000
Issued capital:	1,178,539 ordinary shares of £0.10 each

28	27 July 2005

SCHEDULE 3

THE SUBSIDIARIES

Company name:	StreamVPN (New York) Limited
Federal Employer Identification Number	20-1197118
Business Address:	7 Times Square, 24th Floor, New York, NY 10036
Date and place of incorporation:	26 May 2004. County of New York, State of New York
Directors:	Erik Wästlund
Secretary:	Erik Wästlund
Accounting reference date:	31 March
Auditors:	Ball Baker & Leake
Authorised capital:	200 Common shares
Issued capital:	100 Common shares
Shareholders:

Name: StreamVPN Limited	No. of shares: 100

29	27 July 2005

Company name:	StreamVPN Asia Pte. Ltd.
Registered number:	20041354IN
Registered office:	1 Raffles Place, #29-01, OUB Centre, Singapore 048616, Singapore
Date and place of incorporation:	20 October 2004, Singapore
Directors:	Cheong Keng Chuan Alfred NB. This is one person. Surname = Cheong Chinese forename = Keng Chuan English forename = Alfred
Secretary:	Khor Kee Lin

Authorised capital:	2 ordinary shares of 1 Singapore dollar each
Issued capital:	2 ordinary shares of 1 Singapore dollar each

Shareholders:	Name: StreamVPN Limited	No. of shares: 2 ordinary shares of 1 Singapore dollar each

30	27 July 2005

Company name:	StreamVPN Asia Limited
Registered number:	933964
Registered office:	Suite 3304, 33/F, Office Tower, Convention Plaza, 1 Harbour Road, Wanchai, Hong Kong
Date and place of incorporation:	15 November 2004, Hong Kong
Director:	Jeremy David Harris
Secretary:	Primasia Corporate Services Limited

Authorised capital:	10,000 ordinary shares of 1 Hong Kong dollar each
Issued capital:	1 ordinary share of 1 Hong Kong dollar

Shareholders:	Name: StreamVPN Limited	No. of shares: 1 ordinary share of 1 Hong Kong dollar

31	27 July 2005

SCHEDULE 4

PROPERTIES

[REDACTED]

32	27 July 2005

SCHEDULE 5

WARRANTIES

1.	General

2.	Accounts and Financial

3.	Commercial

4.	Taxation

5.	Properties

6.	Employees, Pensions and Incentives

1.	GENERAL

1.1	Recitals and schedules

The particulars relating to the Group Companies and the Properties set out in the schedules to this agreement are true and accurate.

1.2	Constitutional documents, statutory books and returns

(a)	The copy of the memorandum and articles of association (or the equivalent constitutional documents) of each Group Company which is annexed to the Disclosure Letter is accurate and complete and has annexed or incorporated copies of all resolutions or agreements required by the Companies Act 1985 or other applicable laws to be so annexed or incorporated.

(b)	The register of members and other statutory books and registers (or the local law equivalent) of each Group Company have been properly kept and no notice or allegation that any of them is incorrect or should be rectified has been received.

(c)	All returns, particulars, resolutions and other documents which a Group Company is required by law to file with or deliver to the registrar of companies or its equivalent have been correctly made up and duly filed or delivered.

1.3	Warrantors’ other interests

Each Warrantor warrants that neither it, nor any person connected with it, nor any member of that Warrantor’s Group, nor, so far as that Warrantor is aware, any other Warrantor, or any person connected with it, or any member of that Warrantor’s Group is concerned in any business (within the meaning set out in clause 12.4(a) of this agreement) which is competitive or likely to be competitive with the business of any Group Company.

1.4	Ownership of the Shares

(a)	The Shares, details of which are set out opposite “issued capital” in Schedule 2, constitute the whole of the issued and allotted share capital of the Company and are fully paid up.

(b)	The shares, details of which are set out opposite “issued capital” under a Subsidiary’s name in Schedule 3, constitute the whole of the issued and allotted share capital of that Subsidiary. All such shares are beneficially owned by the Company free from any Encumbrance and are fully paid up.

(c)	No person is entitled or has claimed to be entitled to require any Group Company to issue any share or loan capital either now or at any future date whether contingently or not.

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(d)	Each Warrantor warrants that there is no Encumbrance on, over or affecting the Shares registered in the name of that Warrantor or, so far as that Warrantor is aware, on, over or affecting the Shares registered in the name of any other Shareholder and no person has claimed to be entitled to any such Encumbrance.

(e)	Part 3 of Schedule 1 contains a complete list of all the options or rights for or over the issued share capital of the Company. The details of the options or rights over the issued share capital of the Company as set out in Part 3 of Schedule 1 are true, complete and accurate. Other than those options/rights set out in Part 3 of Schedule 1 there are no other options or rights for or over any share capital of the Company.

(f)	The Shareholders are the only shareholders in the Company.

1.5	Subsidiaries, associations and branches

No Group Company:

(a)	holds or beneficially owns or has agreed to acquire any securities of any other company other than another Group Company; or

(b)	is, nor has agreed to become, a member of any partnership (whether incorporated or unincorporated) or other unincorporated association, joint venture or consortium (other than recognised trade associations); or

(c)	has outside the United Kingdom any branch or any permanent establishment (as that expression is defined in the respective Double Taxation Relief Orders current at the date of this agreement) other than another Group Company.

1.6	Ownership of assets

(a)	At the Accounts Date all the assets included in the Accounts were owned by the relevant Group Company and full and accurate particulars of all fixed assets in excess of [REDACTED] acquired or agreed to be acquired by any Group Company since the Accounts Date are set out in the Disclosure Letter.

(b)	Except for current assets offered for sale or sold in the ordinary course of trading, no Group Company has since the Accounts Date disposed of any of the assets included in the Accounts or any assets acquired or agreed to be acquired since the Accounts Date.

(c)	None of the property, assets, undertaking, goodwill or uncalled capital of any Group Company (other than the Properties) is subject to any Encumbrance.

1.7	Vulnerable prior transactions

(a)	Each Warrantor warrants that there has been no transaction pursuant to or as a result of which any of the Shares registered in the name of that Warrantor or, so far as the Warrantors are aware, any other shares in the capital of any Group Company are liable to be transferred or re-transferred to another person or which gives or may give rise to a right of compensation or other payment in favour of another person under the law of any relevant jurisdiction.

(b)	There has been no transaction pursuant to or as a result of which any asset owned, purportedly owned or otherwise held by any Group Company is liable to be transferred or re-transferred to another person or which gives or may give rise to a right of compensation or other payment in favour of another person under the law of any relevant jurisdiction.

34	27 July 2005

1.8	Compliance with statutes

No Group Company, nor any of the officers, agents or employees of any Group Company (during the course of his duties), has done or omitted to do anything which is a contravention of any statute, order, regulation or the like giving rise to any fine, penalty or other liability or sanction on the part of any Group Company.

1.9	Licences and consents

Each Group Company has, and has at all times complied in all material respects with the terms and conditions of, all licences (including statutory licences), authorisations and consents necessary to own and operate its assets and to carry on its business as it does at present and (so far as the Warrantors are aware) no circumstances exist which may result in the termination, revocation, suspension or modification of any of those licences, authorisations or consents or that may prejudice the renewal of any of them.

1.10	Insider contracts

No Group Company is a party to any contract or arrangement in which any Seller or member of any Seller’s Group or any person connected with any of the Sellers is interested, directly or indirectly, nor has there been any such contract or arrangement at any time during the 12 months ending on the date of this agreement.

1.11	Litigation

(a)	No Group Company is engaged in any litigation, arbitration or alternative dispute resolution proceedings and there are no such proceedings pending or threatened by or against any Group Company.

(b)	So far as the Warrantors are aware, there are no circumstances which are likely to give rise to any litigation, arbitration or alternative dispute resolution proceedings by or against any Group Company.

(c)	No Group Company is the subject of any investigation, inquiry, enforcement proceedings or process by any governmental, administrative or regulatory body nor, so far as the Warrantors are aware, are there any circumstances which are likely to give rise to any such investigation, inquiry, proceedings or process.

1.12	Environmental matters

In this paragraph:

(a)	Environmental Law means all statutes, common law and regulations concerning the protection of human health or the environment or the generation, transportation, storage, treatment or disposal of a Dangerous Substance and capable of enforcement by legal process in the jurisdiction of operation of each Group Company;

(b)	Environmental Licence means any permit, licence, authorisation, consent or other approval required under or in relation to any Environmental Law; and

(c)	Dangerous Substance means any natural or artificial substance likely to cause significant harm to persons or any other living organism, or likely to cause significant damage to the environment or public health or welfare.

35	27 July 2005

(d)	Each Group Company has obtained all requisite Environmental Licences (all of which are valid and subsisting) and, so far as the Warrantors are aware, has at all times complied with all applicable Environmental Law and with the terms and conditions of all Environmental Licences in all material respects.

(e)	No Group Company has received any written notice or communication from which it appears that it is or may be in material violation of any Environmental Law or Environmental Licence.

1.13	Insolvency, etc.

In this paragraph 1.13, a reference to any English statutory provision shall be treated as also referring to any analogous or similar provisions of any other jurisdiction or laws applicable to a Group Company.

(a)	No order has been made, no resolution has been passed and no petition has been presented, for the winding up of a Group Company. No order for the appointment of a liquidator or provisional liquidator has been made in respect of a Group Company.

(b)	No administrator has been appointed in relation to a Group Company. No notice has been given or filed with the court of an intention to appoint an administrator. No petition or application has been presented for the appointment of an administrator in respect of a Group Company. No order has been made for the appointment of an administrator in respect of a Group Company.

(c)	No receiver or administrative receiver has been appointed, nor any notice given to a Group Company of the appointment of any such person, over the whole or part of a Group Company’s business or assets.

(d)	No moratorium has been sought or has been granted under section 1A of the Insolvency Act 1986 in respect of a Group Company.

(e)	No voluntary arrangement has been proposed under section 1 of the Insolvency Act 1986 in respect of a Group Company.

(f)	No compromise or arrangement has been proposed, agreed to or sanctioned under section 425 of the Companies Act 1985 in respect of a Group Company, nor has any application been made to, or filed with, the court for permission to convene a meeting to vote on a proposal for any such compromise or arrangement.

(g)	No action is being taken by the Registrar of Companies to strike a Group Company off the register under section 652 of the Companies Act 1985.

1.14	Capacity and consequences of sale

(a)	Each Warrantor warrants that it has the power to execute and deliver this agreement, the Tax Deed and each of the other Transaction Documents to which it is or will be a party and to perform its obligations under each of them and has taken all action necessary to authorise such execution and delivery and the performance of such obligations.

(b)

This agreement constitutes and the Tax Deed will, when executed, constitute legal, valid and binding obligations on each Warrantor in accordance with their respective terms. Each of the other Transaction Documents to which any Warrantor is or will be a party will, when executed, constitute

36	27 July 2005

legal, valid and binding obligations on each Seller who is then a party to it in accordance with its terms.

(c)	The execution and delivery by each Warrantor of this agreement and of each of the other Transaction Documents to which it is or will be a party and the performance of the obligations of each Warrantor under it and each of them do not and will not:

(i)	conflict with or constitute a default under any provision of:

(A)	any agreement or instrument to which any Warrantor or any Group Company is a party; or

(B)	the constitutional documents of any Warrantor or any Group Company; or

(C)	any law, lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which any Warrantor or any Group Company is bound; or

(ii)	relieve any other party to a contract with any Group Company of its obligations or enable that party to vary or terminate its rights or obligations under that contract; or

(iii)	result in the creation or imposition of any Encumbrance on any of the Shares or any of the property or assets of any Group Company.

(d)	All authorisations from, and notices or filings with, any governmental or other authority that are necessary to enable each Warrantor to execute, deliver and perform its obligations under this agreement and each of the other Transaction Documents to which it is or will be a party have been obtained or made (as the case may be) and are in full force and effect and all conditions of each such authorisation have been complied with.

2.	ACCOUNTS AND FINANCIAL

2.1	Accuracy of Accounts

The Accounts:

(a)	have been prepared under the historical cost convention (as modified for the revaluation of land and buildings) and in accordance with GAAP, the Companies Act 1985 (to the extent applicable) and other applicable statutes and regulations;

(b)	correctly state the assets of each of the Group Companies and give a true and fair view of the state of affairs of each of the Group Companies as at the Accounts Date and of the profit or loss of each of the Group Companies for the period ended on the Accounts Date or (as the case may be) for the periods in respect of which they were prepared;

(c)	contain (as appropriate under GAAP) specific provisions, accruals or creditors adequate to cover, or full particulars in notes, of all Taxation (including deferred taxation) and other liabilities (whether quantified, contingent or otherwise) of each of the Group Companies as at the Accounts Date; and

(d)	are not affected by any unusual or non-recurring items.

37	27 July 2005

2.2	Book debts

(a)	The debts included in the Accounts have realised or, so far as the Warrantors are aware, will realise, in the ordinary course of collection, their nominal amounts plus any costs of collection and any accrued interest less any provisions for bad and doubtful debts included in the Accounts.

(b)	None of the Warrantors has any reason to believe that any debt owing to a Group Company at the date of this agreement (other than the debts included in the Accounts) will not in the ordinary course of collection realise its nominal amount plus any costs of collection and any accrued interest.

2.3	Books and records

All accounts, books, ledgers and other financial records of each Group Company have been properly maintained and contain accurate records of all matters required to be entered in them by the Companies Act 1985.

2.4	Management accounts

The unaudited consolidated management accounts of the Group Companies for the period of 15 months ended 30 June 2005 in the Agreed Form give a true and fair view of the income and expenditure of the Group Companies for that period.

2.5	Position since Accounts Date

Since the Accounts Date:

(a)	each Group Company has conducted its business in a normal and proper manner;

(b)	no Group Company has entered into any unusual contract or commitment or otherwise departed from its normal course of trading; and

(c)	there has been no material and adverse change in the financial or trading position of any Group Company. [REDACTED]

2.6	Capital commitments

Except as expressly disclosed in the Accounts, no Group Company had any commitment on capital account outstanding at the Accounts Date. Since the Accounts Date no Group Company has entered into nor agreed to enter into any capital commitments exceeding an aggregate of [REDACTED] in the case of all such commitments of all Group Companies or [REDACTED] in the case of any one commitment of a Group Company.

2.7	Dividends and distributions

(a)	No dividend or other distribution of profits or assets, including any distribution within the meaning of Part VI and section 418 of the Taxes Act 1988, has been or agreed to be declared, made or paid by any Group Company since the Accounts Date.

(b)	All dividends or other distributions of profits or assets declared, made or paid since the date of incorporation of each Group Company have been declared, made and paid in accordance with law and its constitutional documents.

38	27 July 2005

2.8	Borrowings, loan capital and guarantees

No Group Company has outstanding any loan capital or any money borrowed or raised or any liability (whether present or future, actual or contingent) in respect of any guarantee or indemnity.

2.9	Indebtedness

No Group Company has any indebtedness of any kind at the date of this Agreement, other than indebtedness incurred in the normal course of business (i) to suppliers, (ii) to employees in respect of accrued salaries and benefits and (iii) to any Taxation Authority in respect of accrued Tax. Such Ordinary Course Indebtedness (Ordinary Course Indebtedness), is less than [REDACTED] as at the date of this Agreement.

2.10	Government grants

No Group Company is subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any governmental department or other body.

2.11	Loans

No Group Company has lent any money which has not been repaid to it or owns the benefit of any debt (whether present or future, actual or contingent) other than amounts owing by way of trade credit in the ordinary course of trading as a result of goods or services supplied on normal arm’s length terms.

2.12	Bank accounts

The credit or debit balance on each of the Group Companies’ bank accounts as at the relevant date for each of the statements annexed to the Disclosure Letter is correct and no Group Company has any bank or deposit account (whether in credit or overdrawn) not included in those statements.

3.	COMMERCIAL

3.1	Suppliers and customers

(a)	No material supplier (being a supplier responsible for more than [REDACTED] per cent. of the relevant Group Company’s purchases) of any Group Company has since the Accounts Date ceased or has reduced its supplies to any Group Company and no such material supplier has given written notice, or threatened to give notice that it will cease to supply or will reduce its supplies to any Group Company.

(b)	No material customer (being a customer responsible for more than [REDACTED] per cent. of the relevant Group Company’s sales) of any Group Company has terminated since the Accounts Date any contract with it or withdrawn or reduced its custom with it. No such material customer has since the Accounts Date given written notice of its intention to, or threatened, to reduce its custom.

3.2	Trading contracts and outstanding offers

(a)	Each Group Company has observed and performed in all material respects all the terms and conditions on its part to be observed and performed under each of the contracts to which it is a party.

(b)	No Group Company will be required after the date of this agreement to undertake any work or supply any goods or services, except on normal commercial terms under a contract entered into on or before the date of this agreement.

39	27 July 2005

3.3	Material contracts

(a)	No Group Company is a party to any contract, arrangement or obligation which:

(i)	is not in the ordinary course of the relevant Group Company’s business; or

(ii)	is incapable of performance in accordance with its terms within six months after the date on which it was entered into or undertaken; or

(iii)	cannot be fulfilled or performed by the relevant Group Company on time and without undue or unusual expenditure of money or effort; or

(iv)	requires an aggregate consideration payable by any Group Company in excess of [REDACTED]; or

(v)	is for the provision of management or similar services to any Group Company and which is not terminable by that Group Company on less than three months’ notice without compensation.

(b)	Accurate particulars of, or in the case of a document, a copy of, all contracts or arrangements which, whether by reason of their nature, term, scope, price or otherwise, are of material importance to the business, profits, assets or liabilities of any Group Company are set out in or annexed to, the Disclosure Letter.

3.4	Agencies etc.

No Group Company is a party to any agreement or arrangement which restricts its freedom to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit.

3.5	Anti-competitive arrangements

(a)	No Group Company is now, or has since incorporation been, a party to any agreement or concerted practice or involved in any business conduct which infringes any anti-trust or similar legislation in any jurisdiction in which it carries on business or has assets or sales (including Articles 81 and 82 EC (formerly Articles 85 and 86 of the EC Treaty)) or has, pursuant to any such legislation, given any undertaking, applied for negative clearance, exemption, guidance or approval, had an order, notice or direction made against it or received any request for information or statement of objections from or corresponded with any court or authority. No Group Company has since incorporation been in receipt of any state aid within the meaning of Article 87(1) EC (formerly Article 92(1) of the EC Treaty).

(b)	No Group Company has disclosed to any person any secret or confidential information relating to any customer in breach of the terms of an agreement with such customer.

3.6	Intellectual property

(a)	So far as the Warrantors are aware, no activities of any Group Company (or of any licensee under any licence granted by a Group Company) infringe or are likely to infringe any Intellectual Property Right of any third party and no claim has been made against any Group Company or any such licensee in respect of such infringement.

(b)

Accurate particulars of all registered Intellectual Property Rights (including applications to register the same), all commercially significant unregistered Intellectual Property Rights and all internet domain names owned or used by any Group Company are set out in the Disclosure Letter. Each

40	27 July 2005

such Intellectual Property Right is legally and beneficially owned, free from any Encumbrance, solely by the Group Company identified in the Disclosure Letter as its owner.

(c)	Accurate particulars of or, in the case of a document, a copy of all licence and other agreements relating to any Intellectual Property Right to which any Group Company is a party (whether as licensor or licensee) or which relate to any Intellectual Property Right owned by any Group Company (other than licences for shrink-wrap software or click-wrap software) are set out in or annexed to the Disclosure Letter. No Group Company is in breach of any such agreement and, so far as the Warrantors are aware, no third party is in breach of any material term of any such agreement.

(d)	All the Intellectual Property Rights owned by the Group Companies are valid and subsisting and nothing has been done or omitted to be done by any Group Company which would jeopardise the validity or subsistence of any of such Intellectual Property Rights. None of such Intellectual Property Rights is subject to or contains any restriction which adversely affects any Group Company’s ability to use it for the purpose of its business.

(e)	Each Group Company owns or has licensed to it all Intellectual Property Rights it requires to carry on its business as such business has been carried on during the year prior to the date of this agreement. So far as the Warrantors are aware, none of such Intellectual Property Rights nor any Group Company’s ability to use any of such Intellectual Property Rights will be affected by the acquisition, direct or indirect, of the Group Companies by the Purchaser.

(f)	So far as the Warrantors are aware there has been no unauthorised use by any person of any Intellectual Property Right or confidential information of any Group Company.

(g)	No open source, public source or freeware software or any modification or derivative thereof, including any version of any software licensed pursuant to any GNU general public licence or limited general public licence, is used in, incorporated into, integrated or bundled with any product or service of any Group Company.

(h)	To the extent Third Party Software is marketed or distributed to customers of any Group Company together with any product, service or other intellectual property of that Group Company, (i) all necessary licences have been obtained and complied with in all material respects; (ii) no royalties or payments are due; and (iii) there are no obligations to provide access to any third party to, or permit any third party to copy, modify or distribute, any product, service or other intellectual property owned by or distributed or marketed by that Group Company.

3.7	Insurance

The Group Companies have taken out insurances on the basis and in respect of the risks referred to in the list of insurances cover contained in the files of documents annexed to the Disclosure Letter and:

(a)	such insurances are in full force and effect;

(b)	so far as the Warrantors are aware, there are no special circumstances which might lead to any liability under such insurances being avoided by the insurers; and

(c)	no material claims have been made under any of such insurances which remain outstanding.

3.8	Data and records

(a)	For the purposes of this paragraph, Data Protection Legislation means all statutes, enacting instruments, common law, regulations, directives, codes of practice, guidance notes, decisions,

41	27 July 2005

recommendations and the like (whether in the United Kingdom, the European Union, Singapore, Hong Kong, the United States of America or elsewhere) concerning the protection and/or processing of personal data.

(b)	All the records and all data and information of each Group Company are recorded, stored, maintained, operated or otherwise held exclusively by one or more Group Company and are not wholly or partly dependent on any facilities or means (including any electronic, mechanical or photographic process, computerised or otherwise) which are not under the exclusive ownership and control of one or more Group Company. No Group Company has disclosed to any third party any such records, data or information.

(c)	Each Group Company has complied with all relevant requirements of Data Protection Legislation including:

(i)	the data protection principles established in that legislation;

(ii)	requests from data subjects for access to data held by it; and

(iii)	the requirements relating to the notification by data controllers to the relevant data protection regulator of their processing of personal data.

(d)	No Group Company has received any notice or allegation from either the UK Information Commissioner or from any other data protection regulator in any other jurisdiction, a data controller or data subject alleging non-compliance with any Data Protection Legislation (including data protection principles), requiring a Group Company to change or delete any data or prohibiting any transfer of data to a place outside the United Kingdom.

(e)	So far as the Warrantors are aware, no individual has claimed or has the right to claim compensation from any Group Company under any Data Protection Legislation, including for unauthorised or erroneous processing or loss or unauthorised disclosure of data.

3.9	Business names

Each Group Company carries on business under its own corporate name and not any other name.

3.10	Powers of attorney

No Group Company has granted any power of attorney or similar authority which remains in force.

3.11	Systems compliance

(a)	For the purposes of this paragraph, Systems means all the software, hardware, network and telecommunications equipment and internet-related information technology that are used by any Group Company in connection with the operation of its business as currently conducted.

(b)	Accurate particulars of or, in the case of a document, a copy of all material agreements relating to the Systems to which any Group Company is a party are set out in or annexed to the Disclosure Letter. No Group Company, nor so far as the Warrantors are aware, any third party is in material breach of any such agreement.

(c)	A Group Company is the exclusive owner and has direct control of and/or is validly licensed or otherwise authorised to use the Systems. So far as the Warrantors are aware, the Systems and each Group Company’s ability to use all or any part of the Systems will not be affected by the acquisition, direct or indirect, of the Group Companies by the Purchaser.

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(d)	The Systems comprise all computer systems (including computer processors, associated and peripheral equipment, computer programs, systems software and technical and other documentation relating to any computer system) required by any Group Company for the continuance of its business in the ordinary course to the same extent as carried on at the date of this agreement.

(e)	The Systems have the benefit of the maintenance agreements, full and accurate particulars of which or, in the case of a document, a copy of which are set out in or annexed to the Disclosure Letter. There have been no security breaches, breakdowns, malfunctions, data loss, failures or other defects in the Systems in the two year period ended on the date of this agreement which have had a material adverse effect on the operations of a Group Company.

(f)	Full and accurate particulars of or, in the case of a document, a copy of each Group Company’s’ disaster recovery plans and security arrangements are set out in or annexed to the Disclosure Letter. Each Group Company has adequate disaster recovery plans and security arrangements in place.

(g)	A Group Company has in its possession, or has all necessary rights to obtain, the source code and all related technical and other information required to enable its appropriately skilled employees or those of a third party to maintain and support the bespoke software exclusive to the Group Companies comprised in the Systems.

(h)	Accurate particulars of each Group Company’s websites are set out in the Disclosure Letter. No Group Company has in the two year period ended on the date of this agreement received any written notice that the operation of, or content of, any of its websites fails to comply with any applicable laws.

(i)	Each Group Company is the owner of all Intellectual Property Rights relating to the design and layout of its websites and either the owner or licensee of all software relating to the operation, functionality and performance of those websites.

4.	TAXATION

4.1	General

(a)	Tax returns

All necessary information, notices, accounts, statements, reports, computations, assessments and returns which ought to have been made or given have been properly and duly submitted by each Group Company to, HM Revenue & Customs and any other relevant Taxation Authority whether of the United Kingdom or elsewhere and all information, notices, computations, assessments and returns submitted to HM Revenue & Customs and such other Taxation Authority are true and accurate in all material respects and are not the subject of any material dispute nor, so far as the Warrantors are aware, are likely to become the subject of any material dispute with such authorities. All records which any Group Company is required to keep for Taxation purposes or which would be needed to substantiate any claim made or position taken in relation to Taxation by the relevant Group Company, have been kept and are available for inspection at the premises of the relevant Group Company.

(b)	Taxation liabilities

(i)

All Taxation of any nature whatsoever whether of the United Kingdom or elsewhere for which any Group Company has been liable or for which any Group Company has been liable to account has been duly paid (insofar as such Taxation ought to have been paid) and without prejudice to the generality of the foregoing each Group Company has made all such

43	27 July 2005

deductions and retentions as it was obliged or entitled to make and all such payments in respect of those deductions and retentions as should have been made.

(ii)	The Disclosure Letter includes full particulars of all payments made and all repayments claimed by any Group Company since the Accounts Date pursuant to the Corporation Tax (Instalment Payments) Regulations 1998 (S.I. 1998/3175) and the computation of each such payment or claim for repayment took proper account of all relevant estimates and other information available to any of the Companies at the time when such payment was made or at the time when any such claim for repayment was submitted to HM Revenue & Customs (as the case may be).

(c)	Extensions of time for filing

No Group Company has asked for any extensions of time for the filing of any tax returns or other documents relating to Taxation.

(d)	Claims and requests for treatment

All claims or other requests for any particular treatment relating to Taxation that have been taken into account in computing any amount in the Accounts have been duly made and, so far as the Warrantors are aware, are not likely to be disputed by any Taxation Authority.

(e)	Concessions and arrangements

The amount of Taxation chargeable on any Group Company during the statutory limitation period in each relevant jurisdiction has not been affected to any material extent by any concession, arrangements, agreement or other formal or informal arrangement with any Taxation Authority (not being a concession, agreement or arrangement available to companies generally). No Group Company is subject to a special regime in respect of Taxation.

(f)	Penalties and interest

No Group Company has within the statutory limitation period in each relevant jurisdiction paid or become liable to pay, nor, so far as the Warrantors are aware, are there any circumstances by reason of which it is likely to become liable to pay any interest, penalty, surcharge or fine relating to Taxation.

(g)	Investigations

No Group Company has within the past 12 months received any notice of enquiry or suffered any enquiry, investigation, audit or visit by any Taxation Authority, and none of the Warrantors is aware of any such enquiry, investigation, audit or visit planned for the next 12 months.

4.2	Distributions and other payments

(a)	No securities (within the meaning of Part VI of the Taxes Act 1988) issued by any Group Company and remaining in issue at the date of this agreement were issued in such circumstances that any interest or other distribution out of assets in respect thereof falls to be treated as a distribution under s.209(2)(d), (da) or (e) Taxes Act 1988, nor has any of the Companies agreed to issue securities (within that meaning) in such circumstances.

(b)	All rents, interest, annual payments and other sums of an income nature paid or payable by any Group Company since the Accounts Date or which any Group Company is under an obligation to

44	27 July 2005

pay in the future are wholly allowable as deductions or charges in computing the income of that Group Company for Taxation purposes.

(c)	Loan relationships

All interest, discounts or premiums payable by a Group Company in respect of its loan relationships within the meaning of Chapter II of Part IV of the Finance Act 1996 are capable of being brought into account by the Group Company as a debit for the purposes of that Chapter as and to the extent that they are from time to time recognised in the Group Company’s accounts (assuming that the accounting policies and methods adopted for the purpose of the Accounts continue to be so adopted).

4.3	Deductions and withholdings

No Group Company has received any notice from any Taxation Authority which required or will require any of them to withhold Taxation from any payment made since the Accounts Date (in respect of which such withheld Taxation has not been accounted for in full to the appropriate authority).

4.4	Depreciation and tax bases

So far as the Warrantors are aware, no claim has been made for the depreciation of any asset of any Group Company for Taxation purposes in circumstances in which the claim is likely to be disallowed.

4.5	Capital allowances

(a)	No event has occurred since the Accounts Date otherwise than in the ordinary course of business by reason of which any balancing charge may fall to be made against or any disposal value may fall to be brought into account by any Group Company under the Capital Allowances Act 1990 or the Capital Allowances Act 2001 (or other legislation relating to any capital allowances).

(b)	Research and development tax relief and credits

No Group Company has claimed any research and development tax relief or tax credit under the Finance Act 2000 or the Finance Act 2002.

4.6	Capital gains

(a)	No Group Company has been a party to or otherwise involved in any transaction to which the provisions of s.29 to s.34 TCGA 1992 could apply.

(b)	Claims for rollover and hold-over of gains

The Disclosure Letter sets out full particulars of all claims and elections made (or assumed in the Accounts to be made) insofar as they could affect the taxable gain or allowable loss which would arise in the event of a disposal after the Accounts Date by any Group Company of any of its assets.

(c)	Transactions not at arm’s length

No Group Company has disposed of or acquired any assets since the Accounts Date in circumstances such that the disposal price or acquisition cost of the asset would be treated for Taxation purposes as being different from the consideration given or received.

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(d)	Disposal of debts

No taxable profit or chargeable gain will accrue to any Group Company on the disposal or settlement of any debt owed to it for a consideration equal to the book value of the debt shown in or adopted for the purpose of the Accounts.

4.7	Intangible Assets

In this section and the section headed “Groups of companies”, references to intangible fixed assets mean intangible fixed assets and goodwill within the meaning of schedule 29 to the Finance Act 2002 and to which the provisions of that schedule apply and references to an intangible fixed asset shall be construed accordingly.

(a)	The Disclosure Letter sets out the amount of expenditure on each of the intangible fixed assets of each Group Company and provides the basis on which any debit relating to that expenditure has been taken into account in the Accounts or, in relation to expenditure incurred since the Accounts Date, will be available to the relevant Group Company. No circumstances have arisen since the Accounts Date by reason of which that basis might change.

(b)	No Group Company owns an asset which has ceased to be a chargeable intangible asset since the Accounts Date in the circumstances described in paragraph 108 of schedule 29 to the Finance Act 2002 or has since the Accounts Date realised or acquired an intangible fixed asset for the purposes of schedule 29 and no circumstances have arisen since the Accounts Date which have required, or will require, a credit to be brought into account by any Group Company on a revaluation of an intangible fixed asset.

4.8	Close companies

(a)	No Group Company is or has been since 31 March 1989 a close investment-holding company as defined by s.13A Taxes Act 1988.

(b)	Close company distributions

No distribution within s.418 Taxes Act 1988 has been made by any Group Company within the last seven years.

(c)	Loans by close companies

No loan or advance made by or debt incurred to or assigned to any Group Company falling within the provision of s.419 Taxes Act 1988 (as extended by s.422 thereof) is outstanding or has been waived since the Accounts Date.

4.9	Tax grouping

(a)	No Group Company has, nor at any time in the last 10 years has had, its tax affairs dealt with on a consolidated basis nor have any of them entered into any tax sharing arrangement (including without limitation any arrangement under which tax losses or tax reliefs are surrendered or claimed or agreed to be surrendered or claimed) in respect of profits, gains or losses, except as set out in the Disclosure Letter which gives full details of any such arrangement that any Group Company has entered into. Such details include a list with registered names and particulars of any companies or entities which at any time have participated or are currently participating in such arrangement as well as full details explaining the scope of the arrangement.

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(b)	Except as provided in the Accounts no Group Company is, or will be, under any obligation to make or have any entitlement to receive any payment in respect of any period ending on or before the Accounts Date under any arrangements referred to in paragraph 4.9(a) above.

4.10	Groups of companies

No Group Company is or has within the last seven years been a member of any other group of companies as defined in s.170 TCGA 1992 or Part 8 of schedule 29 to the Finance Act 2002.

4.11	Completion

No charge to Taxation will arise on any Group Company by virtue (whether alone or in conjunction with any other fault or circumstance) of the entering into and/or completion of this agreement.

4.12	Tax Residence

No Group Company is treated for any Taxation purpose as resident in a country other than the country of its incorporation and no Group Company has, or has had within the statutory limitation period a branch, agency or permanent establishment in a country other than the country of its incorporation.

4.13	Secondary Liability

No Group Company is liable to pay, reimburse or indemnify any person (including a Taxation Authority) an amount in respect of a Taxation liability (other than in respect of VAT) which is the primary liability of any other person and which arose as a result of a transaction, event, act or omission occurring on or before Completion (including those deemed to have occurred on or before Completion) or by reference to any profits earned on or before Completion.

4.14	Transfer pricing

No transactions or arrangements involving a Group Company have taken place or are in existence which are such that any provision relating to transfer pricing might be invoked by a Taxation or excise authority.

4.15	Stamp duty, stamp duty reserve tax and stamp duty land tax (SDLT)

(a)	Stamp duty

All documents that may be necessary or desirable in proving the title of any Group Company to any asset owned by such company or any document which any Group Company may wish to enforce have been duly stamped.

(b)	All stamp tax, SDLT and similar taxes or duties have been duly paid in respect of all transactions carried out by each Group Company.

(c)	No charge to stamp duty (or interest or penalties relating thereto) will arise in any Group Company as a result of a withdrawal of relief from stamp duty previously granted under any of section 42 Finance Act 1930 or section 151 Finance Act 1995 on the transfer (including by grant or surrender) of an estate or interest in land or under s.76 Finance Act 1986, by virtue or as a consequence of the entering into or performance of this agreement or any event since the Accounts Date or any arrangements into which a Group Company has entered.

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(d)	The Disclosure Letter gives details of all transfers (whether by grant, surrender or otherwise) which have been, or will before Completion be, made after 23 April 2002 to any of the Companies of estates or interests in or over land in the United Kingdom which were made free from stamp duty by reason of any of section 42 Finance Act 1930 or section 151 Finance Act 1995 or were made at a reduced rate of stamp duty under section 76 Finance Act 1986 and no Group Company holds, or will at Completion hold, an estate or interest in land derived from such an estate or interest in or over land in the United Kingdom which was transferred free from, or, as the case may be, at a reduced rate of, stamp duty by reason of any of those provisions after 23 April 2002.

(e)	The Disclosure Letter contains details of all land transactions (as defined in s.43 Finance Act 2003) entered into by any Group Company including copies of the land transaction returns and details of the computation of SDLT paid or payable in respect of such transactions. All SDLT payable by the Group Companies has been paid within the periods prescribed by law, all land transaction returns have been correctly completed, are true and accurate and not the subject of any dispute with or enquiry from any Taxation Authority.

(f)	No charge to SDLT (or interest or penalties relating thereto) will arise in any Group Company as a result of a withdrawal of relief from SDLT previously granted under schedule 7 Finance Act 2003 on any land transaction, by virtue or as a consequence of the entering into or performance of this agreement or any event since the Accounts Date or any arrangements entered into by a Group Company. No Group Company holds or will at Completion hold a chargeable interest (as defined in s.48 Finance Act 2003) derived from a chargeable interest which was acquired with the benefit of relief under schedule 7 Finance Act 2003 on or after 1 December 2003.

4.16	Value Added Tax

(a)	Registration

The Company is duly registered for the purposes of Value Added Tax with quarterly prescribed accounting periods and no such registration is pursuant to paragraph 2 of schedule 1 to VATA 1994 or subject to any conditions imposed by or agreed with HM Revenue & Customs and no Group Company is (nor are there any circumstances by virtue of which it may become) under a duty to make monthly payments on account under the Value Added Tax (Payments on Account) Order 1993.

(b)	VAT group

No Group Company is or has been treated for Value Added Tax purposes as a member of any group of companies (other than a group comprising the Group Companies alone) and there has been no transfer of a business as a going concern in respect of which any Group Company could become, or has at any time since the Accounts Date been, liable under s.44 VATA 1994 nor any supply of goods or services by any Group Company in respect of which s.43(1) VATA 1994 is disapplied by subsection (2A) of that section. No Group Company is of such a description that s.43(1AA) VATA 1994 has been, or could be, applied to a supply by or to the representative member. No application under s.43(5), s.43B(1) or s.43B(2) involving any Group Company has been refused by HM Revenue & Customs under s.43(5A) or s.43B(5) for the protection of HM Revenue & Customs. No direction has been given under paragraph 1 of schedule 9A to VATA 1994 either to any Group Company or in circumstances where any Group Company may be liable for any Value Added Tax assessed by that direction.

(c)	Secondary liability

No act or transaction has been effected in consequence of which any Group Company is or may be held liable for any Value Added Tax under s.47, s.48 or s.55 VATA 1994 (agents etc., tax

48	27 July 2005

representatives and customer accounting on supplies of gold) or s.29 VATA 1994 (self-billing) and no direction affecting any of the Companies has been given under paragraph 2 of schedule 6 to VATA 1994.

(d)	Compliance

Each Group Company has complied with all statutory provisions, rules, regulations, orders and directions concerning Value Added Tax including the making on time of accurate returns and payments and the proper maintenance and preservation of records and no Group Company has within the last three years been given any penalty liability notice within s.64 VATA 1994, any surcharge liability notice within s.59 or s.59A of that Act, or any written warning within s.76(2) of that Act.

(e)	Exemption

No Group Company is or was partially exempt in its current or preceding value added tax year and, so far as the Warrantors are aware, there are no circumstances by reason of which any Group Company might not be entitled to credit for all Value Added Tax chargeable on supplies received and imports and acquisitions made (or agreed or deemed to be received or made) by it since the beginning of its earliest value added tax year to include a period since the Accounts Date and there are no circumstances by reason of which either regulation 107 or 108 Value Added Tax Regulations 1995 might apply (or have since the Accounts Date applied) to any Group Company.

(f)	Valuation

No direction has been or could have been made to any Group Company under paragraph 1 of schedule 6 or paragraph 1 of schedule 7 to VATA 1994.

(g)	Security

No Group Company has at any time been required to give security under paragraph 4 of schedule 11 to VATA 1994.

(h)	Option to charge VAT on supplies by the Group Companies

The Disclosure Letter contains full particulars of all elections to waive exemption made or agreed to be made under schedule 10 to VATA 1994 by (i) any of the Group Companies or (ii) any person who is a relevant associate (as defined in paragraph 3(7) of that schedule) in relation to any Group Company and all elections have full effect.

(i)	Capital Goods Scheme

There is no capital item within the meaning of Part XV of the Value Added Tax Regulations 1995 (S.I. 1995/2518) (Part XV) in relation to which a liability under Part XV has arisen or could in future arise on any Group Company.

(j)	Ability to opt to tax

There is no land or building in which any Group Company has an interest where any election to waive exemption is ineffective by virtue of paragraph 2(3A) or 2(3AA) of that schedule.

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(k)	Interest in the case of official error and repayment supplement

The Disclosure Letter contains full particulars of all claims which have been or could be made by a Group Company under s.78 or s.79 VATA 1994. So far as the Warrantors are aware, there are no circumstances by virtue of which an assessment under s.78A VATA 1994 has been or could be made on a Group Company.

(l)	Bad debt relief

The Disclosure Letter contains full particulars of all claims which have been or could have been made under s.36 VATA 1994 and there are no existing circumstances by virtue of which any refund of tax obtained or claimed may be required to be repaid. So far as the Warrantors are aware, there are no circumstances by virtue of which there could be a clawback of input tax from any Group Company under s.36(4A) or s.26A VATA 1994.

(m)	The Subsidiaries

(i)	Each Subsidiary is duly registered for the purposes of VAT (or the local equivalent, Sales Tax) in its country of incorporation.

(ii)	Each Subsidiary has complied with all statutory provisions, rules, regulations, orders and directions concerning any Sales Tax, including the making on time of accurate returns and payments and the maintenance of records.

(iii)	No Subsidiary has made any exempt supplies in the current or preceding year for the purposes of any Sales Tax, applicable to it and there are no circumstances by reason of which there might not be a full entitlement to credit for all Sales Tax chargeable on supplies and acquisitions received and imports made (or agreed or deemed to be received or made) by it.

4.17	Reorganisations and mergers

No Group Company has claimed or been granted exemptions from Taxation in connection with reorganisations or mergers during the current financial year or the previous five (5) financial years. Reorganisations or mergers which take effect on or before the Completion Date will not give rise to the assessment or payment of Taxation after the Completion Date.

4.18	Capital Transfer Tax and Inheritance Tax

(a)	There are no other circumstances by reason of which any liability in respect of Capital Transfer Tax or Inheritance Tax has arisen or could arise on any Group Company by way of HM Revenue & Customs charge or otherwise.

(b)	No HM Revenue & Customs Charge (as defined in s.237 Inheritance Tax Act 1984) is outstanding over any asset of any Group Company or in relation to any of the Shares and no circumstances exist which could lead to any such charge arising in the future.

(c)	There are not in existence any circumstances whereby any such power as is mentioned in s.212(1) Inheritance Tax Act 1984 could be exercised in relation to any shares, securities or assets of any Group Company.

4.19	United States Taxation

(a)	The US Subsidiary has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

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(b)	The US Subsidiary is not a party to any Tax sharing or Tax allocation agreement.

(c)	So far as the Warrantors are aware, no power of attorney with respect to any Tax matter of the US Subsidiary is currently in force.

(d)	There are no liens for any Tax on the assets of the US Subsidiary except for Taxes not yet due and payable.

(e)	The US Subsidiary has not been a member of an affiliated, consolidated, combined or unitary Group for Tax purposes.

(f)	The US Subsidiary is not a party to any understanding or arrangement described in section 6662(d)(2)(C)(ii) of the Code or a “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b) (other than of Treasury Regulation section 1.6011-4(b)(5) or (6)).

(g)	No amount payable by a Group Company to any of its Employees as a result of the transactions contemplated by this agreement will fail to be deductible by a Group Company by reason of Section 280G of the Code.

(h)	No election has been made under Treasury Regulations Section 301.7701-3 or any similar provision with respect to the US Subsidiary or any other entity in which the US Subsidiary owns an equity interest. The US Subsidiary is not disregarded as an entity separate from its owner for US federal income Tax purposes.

5.	PROPERTIES

5.1	Title

(a)	The Properties are the only properties owned, controlled, used, leased, licensed or occupied by any Group Company and all deeds and documents necessary to prove title to each Property are in the possession of the relevant Group Company or are the subject of acknowledgements for production.

(b)	One of the Group Companies is the legal and beneficial owner in possession of each Property as shown in Schedule 4 and is in exclusive occupation of it.

5.2	Ancillary rights

As far as the Warrantors are aware, each relevant Group Company has a permanent legal right free from materially onerous conditions to use fire escapes, conducting media and a direct accessway serving each Property in the manner in which they are presently used.

5.3	Encumbrances

Each Property is free from any Encumbrance.

5.4	Covenants

So far as the Warrantors are aware, no material breach of any covenant (whether affecting the freehold or any leasehold title to any of the Properties) is outstanding and no Group Company has received notice of any outstanding breach of covenant in respect of any Property.

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5.5	Planning

(a)	The present use of each Property is that set out in Schedule 4, and so far as the Warrantors are aware that use is the lawful use for the purposes of the Planning Acts and the permissions authorising that use are unconditional and permanent.

(b)	No Warrantor nor any Group Company has entered into, nor is any Property subject to, any planning agreement or planning obligation.

5.6	Notices, orders and proposals

No Seller nor any Group Company has received any notice or order materially adversely affecting any Property from any government department, any authority or any third party including but not limited to any landlord or licensor and so far as the Sellers are aware, there are no proposals on the part of any government department or any authority which would adversely affect any Property.

5.7	Non-domestic rate

No arrears of national non-domestic rates are outstanding.

5.8	Leases

(a)	So far as the Warrantors are aware, in relation to each Property which is leased or licensed to any Group Company, each person in whom any superior interest was, at the relevant time, vested had at the date of the grant of the lease or licence under which the relevant Group Company holds that Property or at the date of the grant of each superior lease (as the case may be), good title to grant that lease or licence or such superior lease (as the case may be), and all consents necessary to the grant of that lease or licence and of each such superior lease were obtained.

(b)	No Lease or licence has been varied nor have any licences or consents been issued under any lease or licence and no collateral assurances or undertakings adversely affecting any Property have been entered into with any relevant reversioner or any third party.

(c)	So far as the Warrantors are aware (having made due enquiry of any landlord/licensor), there is no major item of expenditure already incurred by the landlord or licensor of any Property or expected to be incurred by him within the next 12 months which is recoverable in whole or in part from any Group Company.

(d)	No notice has been given or received under any lease or licence and there is no subsisting dispute between any Group Company and the reversioner in relation to any lease or licence.

5.9	Contingent property liabilities

(a)	No Group Company is a guarantor of the tenant’s covenants in any lease, including under any authorised guarantee agreement.

(b)	No Group Company has surrendered the lease of any leasehold property to the reversioner without first investigating the reversioner’s title and without receiving from the reversioner an absolute release from the tenant’s covenants in the relevant lease and from all liability arising under the lease.

(c)

No Group Company has assigned or transferred any leasehold property of which it was the original tenant or in respect of which it entered into a covenant with the landlord to observe and perform the tenant’s covenants under that lease without receiving a full and effective indemnity (a copy of which

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is annexed to the Disclosure Letter) in respect of its liability under that lease or that covenant (as the case may be).

(d)	No Group Company has conveyed or transferred any freehold property in respect of which it entered into any covenant (including an indemnity covenant) which continues to bind it without receiving a full and effective indemnity (a copy of which is annexed to the Disclosure Letter) in respect of its liability under that covenant.

(e)	No Group Company has conveyed or transferred any property, whether freehold or leasehold within the last five years.

(f)	So far as the Warrantors are aware, no Group Company has any outstanding liability in relation to any property or land formerly owned, leased, used, controlled or occupied by it (including but not limited to any liability for dilapidations under any expired leases).

6.	EMPLOYEES, PENSIONS AND INCENTIVES

6.1	Interpretation: Employment

In paragraphs 6.1 to 6.4 of this schedule:

Emoluments Date means the date of the last payroll date prior to the date of this agreement;

Relevant Period means, unless otherwise expressly provided, the two years ending on the date of this agreement;

Representative Body means any association, trade union, works council or any other body or persons representing any of the workers of any Group Company;

trade dispute and trade union have the same meanings as in the Trade Union and Labour Relations (Consolidation) Act 1992; and

worker has the same meaning as in section 230 of the Employment Rights Act 1996 but includes any director and any other officer of any Group Company whether or not he is a worker (as so defined),

and any reference to a contract of employment includes any other contract as referred to in section 230 of the Employment Rights Act 1996 and, in relation to a director or other officer, includes the terms on which he holds the directorship or other office, and any reference to employ or employment has a corresponding meaning.

6.2	Particulars disclosed: Employment

(a)	Accurate particulars of or, in the case of a document, a copy of the following are set out in or annexed to the Disclosure Letter:

(i)	the names of all the workers of each Group Company, each person who has accepted an offer of employment made by any Group Company but whose employment has not yet started and of each worker who has given, or has been given, notice of termination of his employment;

(ii)	the terms and conditions on which the persons referred to in (i) above are employed or have been offered employment including:

(A)	their emoluments at the Emoluments Date;

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(B)	the rate of their emoluments as at the Emoluments Date;

(C)	any arrangement or practice under which any worker may receive any payment, whether contractual, customary or discretionary, by reference to his own performance or the performance of the whole or any part of the business of any Group Company; and

(D)	any arrangement or practice regarding redundancy payments, whether contractual, customary or discretionary, above the statutory payment;

(iii)	each agreement for the secondment to any Group Company of any person;

(iv)	each agreement for the provision of any consultancy service or the service of personnel to any Group Company;

(v)	each written employment practice or policy operated in relation to any Group Company’s workers or any group of them, whether contractual, customary or discretionary;

(vi)	each loan or other financial assistance provided to any worker, or past or prospective worker, of any Group Company which is outstanding;

(vii)	the constitution of each Representative Body and a statement of whether and, if so, to what extent each Representative Body is recognised, or has in the Relevant Period claimed recognition, by any Group Company for any purpose; and

(viii)	any collective agreement, dismissal procedures agreement, union membership agreement, trade dispute or proceedings before any court or tribunal under or by virtue of the provisions of the Trade Union and Labour Relations (Consolidation) Act 1992.

(b)	Except in respect of reimbursement of out-of-pocket expenses and normal accruals of emoluments after the Accounts Date, no sum is owing or promised to any worker of any Group Company or under any agreement referred to in paragraph 6.2(a).

(c)	Since the Emoluments Date no change has been made in the rate of the emoluments of any worker of any Group Company.

6.3	Workers

(a)	Each Group Company has complied with its obligations to applicants for employment and its workers and former workers in all material respects.

(b)	No Group Company employs or has any obligation to employ or have seconded to it any person other than the persons particulars of whom are set out in the Disclosure Letter by virtue of paragraph 6.2(a).

(c)	No proposal, assurance or commitment by any Group Company has been communicated to any person regarding any change to his terms of employment or working conditions or regarding the continuance, introduction, increase or improvement of any benefit or any customary or discretionary arrangement or practice and no negotiations have commenced for any such matter.

(d)	All subsisting contracts of employment and all agreements referred to in paragraph 6.2(a) to which any Group Company is a party are terminable by it on three months’ notice or less without compensation (other than compensation pursuant to the Employment Rights Act 1996).

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(e)	No Group Company has any liability to pay compensation for loss of office or employment or a redundancy payment to any present or former worker or to make any payment under any provision of the Employment Rights Act 1996 or any payment for breach of any agreement referred to in paragraph 6.2(a), and no such compensation or payment has been paid or made (whether pursuant to a legal obligation or ex gratia) by any Group Company since the Accounts Date.

(f)	No Group Company has any liability to pay any bonus to any worker.

(g)	There is no term of employment for any worker of any Group Company which provides that a change of control, direct or indirect, of any Group Company entitles the worker to treat the change of control as amounting to a breach of the relevant contract or entitling him to any payment, additional period of notice or other benefit whatsoever or entitling him to treat himself as redundant or otherwise dismissed or released from any obligation.

(h)	No Group Company has any liability to pay any advance to any worker over £1,000.

(i)	No worker has carried forward any accrued holiday entitlement from the previous holiday year to the current holiday year.

6.4	Disputes, investigations and collective redundancies

(a)	No claim in relation to any of the Group Companies’ workers or former workers has been made or threatened against any Group Company or, so far as the Warrantors are aware, against any person whom any Group Company is or may be liable to compensate or indemnify.

(b)	No enquiry or investigation affecting any Group Company has been made or threatened by any governmental, statutory or regulatory authority including the Commission for Racial Equality, the Equal Opportunities Commission, the Disability Rights Commission, the Office of the Information Commissioner, the Financial Services Authority or any health and safety enforcement body in respect of any act, event, omission or other matter arising out of or in connection with:

(i)	any application for employment by any person; or

(ii)	the employment (including terms of employment, working conditions, benefits and practices) or termination of employment of any person,

and, so far as the Warrantors are aware, there are no circumstances which may give rise to any such enquiry or investigation.

(c)	There is not, and during the Relevant Period there has not been, any industrial action affecting any Group Company and, so far as the Warrantors are aware, there are no circumstances which might give rise to any such industrial action.

(d)	So far as the Warrantors are aware, no worker of any Group Company is, or has within the Relevant Period been, involved in any criminal proceedings relating to the business of any Group Company and, so far as the Warrantors are aware, there are no circumstances which are likely to give rise to any such proceedings.

(e)	So far as the Warrantors are aware, there are no circumstances which might give rise to any Group Company becoming a party to any such agreement or becoming involved in any such dispute or proceedings as is mentioned in paragraph 6.2(a)(viii).

(f)	During the Relevant Period no Group Company has given notice of any redundancies to the Secretary of State or started consultations with any Representative Body under Chapter II of Part IV

55	27 July 2005

of the Trade Union and Labour Relations (Consolidation) Act 1992 and no Group Company has failed to comply with any obligation under that Act.

6.5	Pensions:

In this paragraph:

Employee has the same meaning as in section 230 of the Employment Rights Act 1996 but includes any director and any other officer of any Group Company whether or not he has entered into or works or worked under a contract of employment;

Retirement Benefits means benefits payable by reference to reaching, or expecting to reach, retirement or a particular age or payable by reason of serious ill-health, incapacity or death and any other retirement benefit within the meaning of section 255 of the Pensions Act 2004; and

stakeholder pension scheme has the same meaning as in section 1 of the Welfare Reform and Pensions Act 1999.

(a)	No Group Company has paid, provided or contributed towards, and no Group Company is under any obligation or commitment (whether or not legally enforceable) to pay, provide or contribute towards, any Retirement Benefit for or in respect of any present or past Employee (or any spouse, child or dependant of any present or past Employee) of any Group Company or of any predecessor in business of any Group Company.

(b)	No Group Company is or has since 27 April 2004 been a party to an act or a deliberate failure to act (or knowingly assisted in an act or failure to act) to:

(i)	prevent the recovery of any amount of a debt due, or which might become due, in relation to any occupational pension scheme under section 75 of the Pensions Act 1995; or

(ii)	prevent such a debt becoming due, compromise or otherwise settle such a debt or reduce the amount of such a debt due, or which would otherwise become due.

(c)	No Group Company is or has since 27 April 2004 been an associate of or connected with (within the meaning of section 38 and section 51 of the Pensions Act 2004) any person who is an employer in relation to any occupational pension scheme and any scheme to which section 38 to section 56 of the Pensions Act 2004 do not apply.

(d)	No claim in relation to any Retirement Benefit has been made or threatened against any Group Company.

(e)	Each Group Company complies and at all times has complied with its statutory obligations relating to the provision of a stakeholder pension scheme.

(f)	No Employee has an unqualified right to any Retirement Benefits from any Group Company as a direct result of their employment having transferred to any Group Company or predecessor in business of a Group Company by operation of the Transfer of Undertakings (Protection of Employment) Regulations 1981.

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6.6	Interpretation: Incentives

In paragraphs 6.6 to 6.9 of this schedule:

Employee has the same meaning as in section 230 of the Employment Rights Act 1996 but includes any director and any other officer of any Group Company whether or not he has entered into or works or worked under a contract of employment;

National Insurance Elections means elections to transfer secondary Class 1 National Insurance contributions under paragraph 3B of schedule 1 to the Social Security Contributions and Benefits Act 1992 and agreements to permit recovery of such contributions under paragraph 3A of schedule 1 to the Social Security Contributions and Benefits Act 1992;

National Insurance Recovery Agreements means agreements made pursuant to the National Insurance Contributions and Statutory Payments Act 2004 and paragraph 7 of schedule 4 to the Social Security (Contributions) Regulations 2001 to recover primary Class 1 National Insurance contributions on non-monetary earnings from an Employee; and

Plan means an incentive plan or agreement involving securities or which are securities-based in which any Employees of any Group Company can participate, including share option plans, long term incentive plans, restricted share plans, SAYE plans, Share Incentive Plans and phantom plans, and Plans will be construed accordingly.

6.7	Particulars disclosed: Incentives

Full and accurate particulars of or, in the case of a document, a copy of the following are set out in or annexed to the Disclosure Letter:

(a)	the rules and terms of each Plan and any other agreements setting out the terms of share awards and share options;

(b)	all awards and options made to Employees of a Group Company under any Plan including:

(c)	the Plan under which the award or option was made;

(d)	confirmation of the company whose shares are subject to the award or option;

(e)	the date of grant;

(f)	the number of shares subject to the award or option;

(g)	any exercise price payable by the Employee concerned (or confirmation that there is none);

(h)	details of the performance conditions governing the vesting of an award or option (or confirmation that there are no such performance conditions) and whether these are met;

(i)	all elections or agreements entered into in relation to those awards or options, including:

(i)	any National Insurance Elections;

(ii)	any National Insurance Recovery Agreements; and

(iii)	any elections made in relation to restricted securities under Chapter 2 of Part 7 of the ITEPA 2003;

(j)	any agreements to recharge the costs of securities awards or options to a Group Company;

(k)	all documentation relating to any employee benefit trusts operated in conjunction with any Plan, including funding arrangements and numbers of shares held in any trust; and

57	27 July 2005

(l)	compliance by each Group Company with all obligations to account for PAYE and National Insurance contributions and all filing requirements in relation to approved and unapproved Plans, including filing requirements under section 421J of the ITEPA 2003 and under section 306 of the Finance Act 2004.

6.8	Operation of incentive arrangements

(a)	Each Plan has at all times been operated by the relevant Group Company in accordance with its terms, and, so far as the Warrantors are aware, there is no ground on which approval for an HM Revenue & Customs approved Plan may be withdrawn or cease to apply.

(b)	All participants in the Plans have entered into valid National Insurance Elections in respect of awards and options held by them under the Plans.

(c)	All National Insurance Elections, National Insurance Recovery Agreements and elections under Chapter 2 of Part 7 of the ITEPA 2003 have been properly entered into by the relevant Group Company and the Employees concerned.

(d)	No Group Company has been party to a transaction in the seven years before Completion which may result in a charge under Chapter 3A or 3B of Part 7 of the ITEPA 2003.

6.9	Disputes: Incentives

(a)	No claim in relation to any of the Plans has been made or threatened against any Group Company.

(b)	No Group Company has given any indemnity to any person in connection with any of the Plans.

6.10	Singapore Employment

(a)	The Singapore Subsidiary has made all payment due and paid over all required deductions from the employee’s salary to the Central Provident Fund of Singapore in respect of its employees.

(b)	The Singapore Subsidiary has complied with any tax clearance required from the Inland Revenue Authority of Singapore in the case of any a non-Singapore citizen employee ceasing employment in Singapore.

(c)	The Singapore Subsidiary has ensured that all of its non-Singapore citizen and non-Singapore permanent resident employees have a valid Singapore work permit or employment pass.

(d)	The Singapore Subsidiary has made all payments and levies due for its employees on a work permit.

6.11	US Employment

(a)

The Disclosure Letter contains a correct and complete list identifying each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (ERISA), each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation, benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits or post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the US Subsidiary or any of its subsidiaries and covers any current or former employee of the US Subsidiary or any of its subsidiaries, and with respect to which the US

58	27 July 2005

Subsidiary or any of its subsidiaries has any liability. Copies of such plans, (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished to the Purchaser together with the most recent annual report (Form 5500 including, if applicable, schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust. Such plans are referred to collectively herein as the Employee Plans. For purposes of this paragraph 6.11, ERISA Affiliate of any Person means any other Person which, together with such Person, would be treated as a single employer under Section 414 of the U.S. Internal Revenue Code of 1986, as amended (the Code).

(b)	Neither the US Subsidiary nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, or has any current or contingent liability under, any plan subject to Title IV of ERISA.

(c)	Neither the US Subsidiary nor any ERISA Affiliate nor any predecessor thereof contributes to, or has in the past five years contributed to, or has any current or contingent liability under, any “multiemployer plan” as defined in Section 3(37) of ERISA.

(d)	Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favourable determination letter, or has pending or has time remaining to file, an application for such determination letter from the U.S. Internal Revenue Service (the IRS) and the US Subsidiary is not aware of any reason why any such determination letter should be revoked or not issued. The US Subsidiary has made available to the Purchaser copies of the most recent IRS determination letters with respect to each Employee Plan.

(e)	Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including, but not limited to, ERISA and the Code, which are applicable to such Employee Plans.

(f)	Neither the US Subsidiary nor any ERISA Affiliate has any current or projected liability in respect of post-retirement health or life insurance benefits for retired, former or current employees of the Company or any of its Subsidiaries, the cost of which is not entirely borne by the eligible participants, except as required to avoid excise tax under Section 4980B of the Code. No condition exists that would prevent the US Subsidiary from amending or terminating any Employee Plan, without material cost to the US Subsidiary, which provides health, medical or life insurance benefits in respect of any employee or former employee.

(g)	There is no contract, plan or arrangement, written or otherwise, covering any employee or former employee of the US Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the US Subsidiary under Section 280G of the Code. Any amounts paid or payable pursuant to each Employee Plan which is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) is not, or would not be, includible in the gross income of a service recipient (within the meaning of IRS Notice 2005-1) and will not be subject to interest or the additional tax imposed by Section 409A(a)(1)(B) of the Code.

(h)	No current or former employee or director of, or consultant to, the US Subsidiary or any Subsidiary thereof will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated hereby.

(i)	All contributions and payments accrued under each Employee Plan, determined in accordance with the US Subsidiary’s regular funding and accrual practices have been discharged and paid on or prior to the date of this agreement except to the extent reflected as a liability on the US Subsidiary’s balance sheet. As of Completion, all contributions and payments accrued under each Employee Plan will be funded or provided for in accordance with past practice.

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(j)	There is no action, suit, audit or proceeding pending against or involving or, to the knowledge of the US Subsidiary, threatened against or involving, any Employee Plan before any court or arbitrator or any state, federal or local governmental body, agency or official.

(k)	To the knowledge of the US Subsidiary, there are no material organising activities, strikes, work stoppages, material arbitrations or material grievances, or other material labour disputes pending (or, to the knowledge of the US Subsidiary, threatened) against the US Subsidiary or any of its subsidiaries. Each of the US Subsidiary and its subsidiaries is in compliance with all currently applicable legislation in the jurisdiction in which they operate, with respect to terms and conditions of employment of their workforce, including legislation governing unionised labour and wages, and are not engaged in any unfair labour practices. Neither the US Subsidiary nor any subsidiary is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labour union or labour organisation.

60	27 July 2005

SCHEDULE 6

WARRANTY CLAIMS

1.	Exclusions

1.1	The Warrantors shall not be liable in respect of a Warranty Claim to the extent that the matter or circumstance giving rise to that claim:

(a)	was taken into account in the Accounts by way of an express and full provision, a note constituting full and fair disclosure of that matter or circumstance or a statement in any report forming part of the Accounts constituting full and fair disclosure of that matter or circumstance;

(b)	is the subject of a claim under the Tax Deed and the Purchaser receives a payment in respect thereof under the Tax Deed;

(c)	if the claim arises from any act, matter or thing done by the Warrantors or any Group Company with the prior written approval of the Purchaser pursuant to Schedule 7; or

(d)	was expressly taken into account in any adjustment to the Initial Consideration.

1.2	The Warrantors shall not be liable in respect of a Warranty Claim to the extent that the relevant liability would not have arisen but for:

(a)	a change in legislation announced, or the withdrawal of any extra-statutory concession previously made by any Taxation Authority, after the date of this agreement (whether or not the change or withdrawal purports to be effective retrospectively in whole or in part); or

(b)	a change after Completion in the accounting policies adopted by any Group Company (other than a change made in order to comply with GAAP as at the date of the agreement).

2.

[REDACTED]

3.

3.1	[REDACTED]

3.2	The maximum liability of each Warrantor determined under subparagraph 3.1 shall be increased by the amount of any interest payable by that Warrantor in respect of any payment not made when due under this Agreement or the Tax Deed.

3.3	[REDACTED]

4.	Time limits

4.1	The liability of the Warrantors in respect of the Warranties and the Tax Deed shall terminate (but without prejudice to the rights and obligations of the parties under the Tax Deed):

(a)	on the seventh anniversary of Completion in respect of those Warranted Statements set out in section 4.1 to 4.18 (Taxation) of Schedule 5 and of any other Warranted Statements so

61	27 July 2005

far as they relate to Taxation (other than those relating to US taxation) and in respect of claims under the Tax Deed;

(b)	on the date falling [REDACTED] days after the expiration of the applicable statutory limitation period (including all extensions thereof whether automatic or permissive) in the case of those Warranted Statements set out in section 4.19 (US Taxation) of Schedule 5;

(c)	on the third anniversary of Completion in respect of those Warranted Statements set out in section 3.6 of Schedule 5; and

(d)	on [REDACTED] in respect of all other Warranted Statements,

except in respect of any Warranty Claim of which notice is given to the Warrantors or the Sellers’ Solicitors pursuant to clause 10.4 before the relevant date. The liability of the Warrantors in respect of any Warranty Claim shall in any event terminate if proceedings in respect of it have not been commenced within 6 months after the giving of notice of that Warranty Claim pursuant to clause 10.4.

5.	Waiver of rights

5.1	Each Warrantor agrees with the Purchaser, each Group Company and each employee of the Purchaser or a Group Company to waive any rights or claims which it may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by that Group Company or such employee in connection with the giving of the Warranties and the preparation of the Disclosure Letter. The provisions of this subparagraph:

(a)	may with the prior written consent of the Purchaser be enforced by any Group Company or any employee of the Purchaser or a Group Company against the Warrantors under the Contracts (Rights of Third Parties) Act 1999; and

(b)	may be varied or terminated by agreement between the Warrantors and the Purchaser (and the Purchaser may also release or compromise in whole or in part any liability in respect of rights or claims contemplated by this subparagraph) without the consent of any Group Company or any such employee; and

(c)	shall not affect any right of contribution as between the Warrantors themselves pursuant to this agreement and the Civil Liability (Contribution) Act 1978 or otherwise.

6.	Assessment and payment of damages

Any payment made by the Warrantors in respect of a Warranty Claim or under the Tax Deed shall, to the extent possible, be deemed to be a reduction in the consideration payable to such Warrantors.

7.	Contingent liabilities

Without prejudice to the Purchaser’s ability to give notice of a Warranty Claim under clause 10.4, if any potential Warranty Claim shall arise by reason of a liability that is contingent only, then the Purchaser shall not be entitled to pursue such Warranty Claim until the contingent liability ceases to be contingent and becomes actual.

8.	No Rescission

The Purchaser shall not be entitled to rescind this agreement after Completion in any circumstances.

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9.	Recovery from third parties

This paragraph applies if:

(a)	either Warrantor makes a payment (excluding any interest on a late payment) in respect of a Warranty Claim (the Damages Payment); and

(b)	at any time after the making of the Damages Payment a Group Company or the Purchaser receives any sum which would not have been received but for the circumstance which gave rise to that Warranty Claim (the Third Party Sum); and

(c)	the receipt of the Third Party Sum was not taken into account in calculating the Damages Payment; and

(d)	the aggregate of the Third Party Sum and the Damages Payment exceeds the amount required to compensate the Purchaser in full for the loss or liability which gave rise to the Warranty Claim in question, such excess being the Excess Recovery.

If this paragraph applies, the Purchaser shall, promptly on receipt of the Third Party Sum by it or the relevant Group Company, repay to the relevant Warrantor or Warrantors an amount equal to the lower of (i) the Excess Recovery and (ii) the Damages Payment, after deducting (in either case) all reasonable costs incurred by the Purchaser or the relevant Group Company in recovering the Third Party Sum and any Taxation payable by the Purchaser or a Group Company by virtue of its receipt.

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SCHEDULE 7

PRE-COMPLETION

1.	Conduct of business

Until Completion the Sellers shall:

(a)	procure that the Purchaser, its agents and representatives are given full access to the Properties and to the books and records of the Group Companies at the Group Companies’ premises and upon reasonable notice;

(b)	provide such information regarding the businesses and affairs of the Group Companies as the Purchaser may reasonably require; and

(c)	not, and shall procure that no Group Company shall enter into, continue or solicit discussions or negotiations with, or provide any information to or otherwise assist, any third party who may be interested in acquiring the Shares (or any of them) or the whole or any material part of the undertaking business or assets of any Group Company (including any shares in the capital of any Subsidiary).

2.	Conduct of business

Until Completion each Seller shall procure that, except with the written prior consent of the Purchaser or as required to give effect to this agreement or the General Offer, no Group Company shall:

(a)	incur any expenditure exceeding [REDACTED] on capital account; or;

(b)	dispose of or create any Encumbrance in respect of any part of its assets except in the ordinary course of trading; or

(c)	borrow any money or make any payments out of or drawings on its bank account(s) (except routine payments or drawings); or

(d)	except in the ordinary course of its business, not amend or terminate a material agreement, arrangement or obligation to which it is a party or enter into a material agreement, arrangement or obligation. For the purposes of this paragraph a material agreement, arrangement or obligation to which it is a party is one involving a commitment or obligation by a person who is party to that contract in excess of [REDACTED]; or

(e)	grant any lease or third party right in respect of any of the Properties or transfer or otherwise dispose of any of the Properties; or

(f)	make or repay any loan; or

(g)	enter into any leasing, hire purchase or other agreement or arrangement for payment on deferred terms; or

(h)	fail to observe and perform any term or condition of, or waive any rights under, any contract or arrangement; or

(i)	contravene any statute, order, regulation or the like; or

64	27 July 2005

(j)	do or omit to do anything which might result in the termination, revocation, suspension, modification of non-renewal or any licence or consent held by it; or

(k)	grant any power of attorney; or

(l)	declare, make or pay any dividend or other distribution or do or allow to be done anything which renders its financial position less favourable than at the date of this agreement; or

(m)	grant, issue or redeem any mortgage, charge, debenture or other security or give any guarantee or indemnity; or

(n)	except as disclosed in the Disclosure Letter, make any change in the terms and conditions of employment of any of its directors or employees or employ or terminate (except for good cause) the employment of any person; or

(o)	make, or announce to any person any proposal to make, any change or addition to any Retirement Benefit (as defined in paragraph 6.5 of Schedule 5) of or in respect of any of its directors, employees, former directors or former employees (or any dependant of any such person) or to the stakeholder pension scheme (as defined in that paragraph) other than any change required by law or proposed change of which full and accurate particulars are set out in the Disclosure Letter; or

(p)	grant or create, or announce to any person any proposal or grant or create, any additional Retirement Benefit (as so defined); or

(q)	permit any of its insurances to lapse or do anything which would make any policy of insurance void or voidable; or

(r)	create, issue, purchase or redeem any class of share or loan capital other than pursuant to the Options; or

(s)	pass any resolution of its shareholders or any class of shareholders, whether in general meeting or otherwise; or

(t)	form any subsidiary or acquire shares in any company or participate in, or terminate any participation in, any partnership or joint venture; or

(u)	agree, conditionally or otherwise, to do any of the foregoing; or

(v)	in any other way depart from the ordinary course of its day-to-day trading.

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SCHEDULE 8

COMPLETION

PART 1

SELLERS’ OBLIGATIONS

At Completion the Sellers shall procure:

(a)	the delivery to the Purchaser of:

(i)	duly executed transfers in favour of the Purchaser or its nominee(s) of all the Shares;

(ii)	the share certificate(s) representing the Shares (or an express indemnity executed by the relevant Seller in a form satisfactory to the Purchaser in the case of any found to be missing);

(iii)	the certificate of incorporation, common seal, minute books, articles of association (or equivalent in any relevant jurisdiction), statutory registers and share certificate books of the Company, the Hong Kong Subsidiary, the US Subsidiary and the Singapore Subsidiary and the business registration certificate of the Hong Kong Subsidiary such delivery to be made to the offices of Allen & Overy in New York, Singapore and Hong Kong as appropriate for each Subsidiary;

(iv)	a certificate issued by the Secretary of State of the State of New York, issued no more than five Business Days prior to Completion, stating that the US Subsidiary is in good standing such delivery to be made to the offices of Allen & Overy in New York;

(v)	a good standing certificate dated no more than five Business Days prior to Completion in relation to the Singapore Subsidiary such delivery to be made to the offices of Allen & Overy in Singapore;

(vi)	the title deeds and documents relating to the Properties;

(vii)	the Tax Deed duly executed by the Sellers and the Group Companies;

(viii)	the service agreements between any person nominated by the Purchaser on or before the date of this agreement and a member of the Purchaser’s Group (in the Agreed Form), duly executed by each such person;

(ix)	if relevant, duly executed transfers of each share in a Subsidiary which is not registered in the name of another Group Company in favour of the Purchaser or as it may direct, together with the relevant share certificate(s), and in the case of the US Subsidiary, together with duly executed stock powers endorsed to the Purchaser or as it may direct, with appropriate transfer tax stamps, if any, affixed, and in the case of the Hong Kong Subsidiary, an instrument of transfer and a sold note;

(x)	the resignations of such of the directors and as the Purchaser shall nominate and the secretary of each Group Company, in each case acknowledging under seal that he has no claim against the relevant Group Companies, whether for loss of office or otherwise (together with relevant forms relating to such resignations);

66	27 July 2005

(xi)	(if required) the resignation of the auditors of each Group Company in each case confirming that, in accordance with section 394 of the Companies Act 1985, there are no circumstances connected with their resignation which should be brought to the attention of the members or creditors of that Group Company and that no fees are due to them;

(xii)	a certificate in the Agreed Form, duly executed by the Sellers, to the effect that there is no indebtedness outstanding from or to any Group Company to or from any Seller or any member of any Seller’s Group or any person connected with any Seller;

(xiii)	duly executed side letters terminating the Shareholders’ Agreement dated 14 July 2003 in the form set out in of Schedule 12;

(xiv)	if it is possible to obtain prior to Completion, duly executed side letters terminating the Subscription Agreement dated 27 April 2001 in the form set out in of Schedule 12;

(xv)	irrevocable powers of attorney in the Agreed Form executed by each Seller to enable the Purchaser (during the period prior to the registration of the transfer of the Shares) to exercise all voting and other rights attaching to the Shares to be sold by such Seller;

(xvi)	if a General Offer is made in accordance with clause 3.2, a legal opinion in the Agreed Form from Bird & Bird;

(xvii)	a deed of discharge duly executed by Barclays Bank Plc relating to the fixed charge over deposits created on 3 July 2000 and registered on 14 July 2000 and duly sworn forms 403(a) relating thereto;

(xviii)	if a General Offer is made, duly completed Forms of Acceptance executed by or on behalf of all Shareholders; and

(xix)	a notice, signed by or on behalf of all the Shareholders, confirming the costs which the Shareholders have agreed should be deducted from the Initial Consideration as referred to in clause 5.3.

(b)	that a board meeting of each Group Company is held at which it is resolved that:

(i)	such persons as the Purchaser nominates are appointed as additional directors and the secretary of that Group Company;

(ii)	its registered office is changed to One Angel Court, London, EC2R 7HJ;

(iii)	the transfers referred to in paragraph (a) above (subject only to their being duly stamped) are, to the extent relevant, approved for registration;

(iv)	if required the auditors be changed to such persons as are nominated by the Purchaser;

(v)	its bank mandates are revised in such manner as the Purchaser requires, and in the case of the US Subsidiary, the existing signatories of all bank accounts of the US Subsidiary shall be removed and replaced with individuals to be designated by the Purchaser; and

(vi)	its accounting reference date be changed to 31 August and the current financial year shortened to end on 31 August 2005; and

(c)	the delivery to the Purchaser’s Solicitors of the letter of instruction relating to the Escrow Account in the Agreed Form, duly completed and signed by (or on behalf of) each Shareholder.

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PART 2

PURCHASER’S OBLIGATIONS

Subject to the Sellers having done or procured to be done those things set out in Part 1 of this schedule, at Completion the Purchaser shall:

(a)	make a payment to the Sellers’ Solicitors on behalf of each Shareholder of his Relevant Proportion of the Initial Consideration (in cash or in Loan Notes as elected by such Shareholder (other than Overseas Shareholders)) less the Escrow Sum and less any monies due to the Company on the exercise of any Options by such Shareholder (including for the avoidance of doubt, subject to clause 5.5, any employer/employee National Insurance contributions or income tax to be accounted for by the Company to the Inland Revenue);

make a payment of the Escrow Sum into the Escrow Account;

make a payment to the Company of any monies due to the Company on the exercise of Options in accordance with clause 3.1 by deducting such sum from the amount due to the relevant Shareholder as Initial Consideration;

deliver to the Sellers’ Solicitors a certified copy of the resolutions of the board of directors (or a duly constituted committee of the board) of the Purchaser authorising the execution of this agreement, the Tax Deed and each of the other Transaction Documents to which it is or is to be a party;

deliver to the Sellers’ Solicitors a counterpart of the Tax Deed duly executed by the Purchaser;

deliver to the Sellers’ Solicitors counterparts of the service agreements of each of the Executives with a member of the Purchaser’s Group in the Agreed Form, duly executed by such member of the Purchaser’s Group; and

deliver to the Purchaser’s Solicitors the letter of instruction relating to the Escrow Account in the Agreed Form, duly completed and signed on behalf of the Purchaser.

68	27 July 2005

SCHEDULE 9

COMPLETION WORKING CAPITAL STATEMENT

PART 1

PREPARATION OF THE WORKING CAPITAL STATEMENT

1.	Preparation of draft Completion Working Capital Statement

To enable the Actual Working Capital Amount to be ascertained, as soon as reasonably practicable and by no later than 90 days following Completion, the Purchaser shall procure that the Group Companies prepare and deliver to the Sellers a draft of a consolidated working capital statement of the Group Companies as at Completion (the draft Completion Working Capital Statement). The draft Completion Working Capital Statement shall be prepared in the form and include the items shown in Part 2 of this schedule and in accordance with the specific policies set out in Part 3 of this schedule.

2.	Notification of disputed items

Within fifteen Business Days of delivery to the Sellers of the draft Completion Working Capital Statement, the Sellers shall give a notice to the Purchaser of any item or items they wish to dispute together with the reasons for such dispute and a list of proposed adjustments. [REDACTED] If, by the expiry of such period of fifteen Business Days, no such notice is given to the Purchaser or the Sellers have given notice to the Purchaser that there are no items they wish to dispute, the draft Completion Working Capital Statement shall constitute the Completion Working Capital Statement for the purposes of this agreement.

3.	Resolution of disputed items and finalisation of the Completion Working Capital Statement

If, in accordance with this schedule, notice is given to the Purchaser as to any item or items in dispute:

(a)	the Sellers and the Purchaser shall attempt to agree in writing the item or items disputed by the Sellers and any other item or items which, following the giving of notice of the item or items disputed by the Sellers, the Purchaser shall, within five Business Days of the giving of that notice, give notice to the Sellers that it wishes to adjust;

(b)	if any such item or items are not agreed in writing between the Sellers and the Purchaser within 20 Business Days of the delivery to the Sellers of the draft Completion Working Capital Statement, the item or items in dispute or which the Purchaser wishes to adjust shall be determined by the Independent Accountants; and

(c)	the draft Completion Working Capital Statement, adjusted to take account of each item in dispute or which the Purchaser wishes to adjust (of which notice is given in accordance with this schedule) as agreed in writing between the Sellers and the Purchaser or as determined by the Independent Accountants (as the case may be), shall constitute the Completion Working Capital Statement for the purposes of this agreement.

4.	Provision of information

The Sellers shall, and shall (to the extent they are reasonably able to do so) procure that the Sellers’ Accountants shall, provide the Purchaser and the Purchaser’s Accountants with all information,

69	27 July 2005

assistance and access to books and records of account, documents, files, papers and information stored electronically which they may reasonably require for the purposes of this schedule.

[REDACTED]

70	27 July 2005

SCHEDULE 10

EARN-OUT REVENUE STATEMENT

[REDACTED]

71	27 July 2005

SCHEDULE 11

INDEPENDENT ACCOUNTANTS

1.	If and whenever any item in dispute or which the Purchaser wishes to adjust relating to the ascertainment of the Actual Working Capital Amount or the Earn-Out Revenue Amount falls to be referred, in accordance with the relevant provision of this agreement, to Independent Accountants for determination, it shall be referred to such firm of chartered accountants:

(a)	as the Sellers and the Purchaser may agree in writing within five Business Days after the expiry of the period allowed by the relevant provision of this agreement for the Sellers and the Purchaser to reach agreement over the relevant item in dispute; or

(b)	failing such agreement, as shall be appointed for this purpose on the application of the Sellers or the Purchaser by the President of the Institute of Chartered Accountants in England and Wales for the time being.

2.	The Independent Accountants shall act on the following basis:

(a)	the Independent Accountants shall act as experts and not as arbitrators;

(b)	the item or items in dispute shall be notified to the Independent Accountants in writing by the Sellers and/or the Purchaser within 10 Business Days of the Independent Accountants’ appointment;

(c)	the Sellers and the Purchaser shall each provide and the Purchaser shall procure that the Group Companies shall provide (and, to the extent they are reasonably able to do so, shall procure that their respective accountants and the accountants of the Group Companies shall provide) the Independent Accountants promptly with all information, assistance and access to books and records of account, documents, files, papers and information stored electronically which they reasonably require, and the Independent Accountants shall be entitled (to the extent they consider it appropriate) to base their determination on such information and on the accounting and other records of the Group Companies and the relevant principles set out in the relevant schedules;

(d)	the determination of the Independent Accountants shall (in the absence of manifest error) be final and binding on the parties; and

the costs of the determination, including fees and expenses of the Independent Accountants, shall be borne as the Independent Accountants shall determine, failing which they shall be borne equally as between the Sellers on the one hand and the Purchaser on the other hand.

72	27 July 2005

SCHEDULE 12

ADDITIONAL DOCUMENTS

PART 1

FORM OF SHARE PURCHASE AGREEMENT TO BE EXECUTED BY EACH REMAINING

SHAREHOLDER

SHARE PURCHASE AGREEMENT FOR THE SALE

AND PURCHASE OF SHARES IN STREAMVPN

LIMITED

[        ]

and

FACTSET HOLDINGS UK LIMITED

ALLEN & OVERY

Allen & Overy LLP

London

THIS AGREEMENT is made on ● ● 2005

BETWEEN:

(1)	[ ] (registered number ●) whose registered office is at ● (the Seller); and

(2)	FACTSET HOLDINGS UK LIMITED (registered number 05323396) whose registered office is at One Angel Court, London, EC2R 7HJ (the Purchaser).

BACKGROUND:

(A)	The Seller is beneficially entitled to or otherwise entitled to sell its holdings in the issued share capital of StreamVPN Limited (the Company) as set out in clause 1.

(B)	The Seller wishes to sell and the Purchaser wishes to purchase the Seller’s shares in the capital of the Company free from any encumbrance on the terms and subject to the conditions set out in this agreement as part of the acquisition of the entire issued share capital of the Company.

IT IS AGREED as follows:

1.	SALE AND PURCHASE

1.1	Subject to clause 2, the Seller shall sell and the Purchaser shall purchase all of the shares (the Shares) in the Company registered in the Seller’s name immediately prior to Completion.

1.2	The Shares shall be sold free from all encumbrances and together with all rights attaching to them.

1.3	The consideration for the sale of the Shares (the Consideration) and the terms for its payment shall be determined in accordance with the sale and purchase agreement (the Acquisition Agreement) dated 27 July 2005 between the Erik Wästlund, Simon Merchant, Harley Street Investments SPRL, Woodbridge International Holdings Europe LLC and the Purchaser.

1.4	The Seller agrees to adhere to and abide by the terms of the Acquisition Agreement as if it had been named in the Acquisition Agreement as a Shareholder (but not as a Seller or a Warrantor) and accordingly the Seller shall be bound by all the provisions of the Acquisition Agreement that bind the Shareholders and undertakes to perform discharge and observe all obligations on the part of the Shareholders under the Acquisition Agreement.

1.5	The Seller acknowledges that the Purchaser enters into this agreement in reliance on the representations, warranties and undertakings on the part of the Seller set out in this agreement.

1.6	The Seller:

(a)	covenants with the Purchaser that it has the right to sell and transfer to the Purchaser the full legal and beneficial interest in the Shares on the terms set out in this agreement; and

(b)	waives (and shall procure the waiver by its nominee(s), if any, of) all rights under the Company’s articles and all rights of pre-emption which it (or such nominee(s)), if any, may have (in both cases, whether under the Company’s constitutional documents or otherwise) in respect of the transfer to the Purchaser or its nominee(s) of the Shares or any of them.

1.7

If the Seller is not resident in the United States of America and wishes to elect to receive Loan Notes wholly or partly instead of cash in respect of the Initial Consideration due to him he shall deliver a

74	27 July 2005

complete notice in schedule 1 when executing this agreement. Such notice shall be delivered at least two Business Days prior to Completion.

2.	CONDITIONS PRECEDENT

2.1	The sale and purchase of the Shares is conditional on the simultaneous completion of the Acquisition Agreement (Completion).

2.2	If the Completion does not occur on or before 2 November 2005, all the provisions of this agreement except this clause 2.2 and 6 shall lapse and cease to have effect; but neither the lapsing of those provisions nor their ceasing to have effect shall affect any accrued rights or liabilities of any party in respect of damages for non-performance of any obligation under this agreement falling due for performance prior to such lapse and cessation.

2.3	In the event that the Company makes a General Offer the Seller undertakes to accept such General Offer by completing a form of acceptance, in the Agreed Form and delivering this to the Company.

2.4	To the extent that no General Offer is made, the Seller waives any right it/he has under the Company’s articles of association to require the Purchaser to make a General Offer.

3.	PRE-COMPLETION

3.1	The Seller shall duly execute a stock transfer form in respect of the Shares and deliver such stock transfer form together with the share certificates for the Shares (or an indemnity in the form in schedule 2 if the share certificates are lost) to the Seller’s Solicitors to be held until Completion.

3.2	Until Completion, the Seller shall not transfer or otherwise encumber the Shares or seek to do so.

3.3	The Seller irrevocably appoints Simon Merchant or Erik Wästlund (each an Attorney) severally to be his/its attorneys with full power and authority of the Seller: (i) to execute on the Seller’s behalf in whatever manner required any document, contract, deed or thing necessary to effect the purchase by the Purchaser of the Shares as contemplated by this agreement in such form as the Attorney in his absolute discretion may deem necessary or desirable; (ii) to do or cause to be done all such acts and things as the Attorney in his absolute discretion may deem necessary or desirable in order to carry out and give effect to the sale of the Shares to the Purchaser or any related matter.

4.	WARRANTIES

4.1	The Seller warrants to the Purchaser that the statements set out in this paragraph 4 (the Warranted Statements) are true, accurate and not misleading.

(a)	Ownership of the Shares

The Shares are beneficially owned by the Seller free from any Encumbrance (meaning any mortgage, charge (fixed or floating), pledge, lien, option, right to acquire, right of pre-emption, assignment by way of security or trust arrangement for the purpose of providing security or other security interest of any kind (including any retention arrangement), or any agreement to create any of the foregoing) and are fully paid up.

(b)	Capacity and consequences of sale

(i)	The Seller has the power to execute and deliver this agreement and to perform its obligations under it and has taken all action necessary to authorise such execution and delivery and the performance of such obligations.

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(ii)	This agreement constitutes legal, valid and binding obligations on the Seller in accordance with its terms.

(iii)	The execution and delivery by the Seller of this agreement and the performance of the obligations of the Seller under it does not and will not conflict with or constitute a default under any provision of:

(A)	any agreement or instrument to which the Seller is a party; or

(B)	the constitutional documents, if any, of the Seller; or

(C)	any law, lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which the Seller is bound.

4.2	As further consideration for the purchase by the Purchaser of the Seller’s Shares, if the Warrantors are liable in respect of a Warranty Claim, the Seller undertakes to pay to the Purchaser an amount equal to his/its Relevant Proportion of the Warranty Claim and irrevocably authorises such sum to be deducted from the Escrow Account up to in aggregate an amount equal to its/his Relevant Proportion of the amount in the Escrow Account.

5.	POST-COMPLETION

5.1	All payments due to the Seller under this agreement shall be made in pounds sterling by transfer of the relevant amount into the account of Bird & Bird (if the payment is due to the Seller) or into an account nominated by the Purchaser (if the payment is due to the Purchaser) in either case in accordance with the Acquisition Agreement.

5.2	The Seller shall procure that, if after Completion it or (as appropriate) any other member of that Seller’s Group for the time being holds confidential information relating to any Group Company, the member of that Seller’s Group concerned shall keep that information confidential and, to the extent reasonably practicable, shall return that information to the Purchaser or destroy it, in either case without retaining copies.

5.3	For so long after Completion as the Seller or any nominee of it remains the registered holder of any Share, it shall hold (or direct the relevant nominee to hold) that Share and any distributions, property and rights deriving from it in trust for the Purchaser and shall deal with that Share and any distributions, property and rights deriving from it as the Purchaser directs; in particular, the Seller shall exercise all voting rights as the Purchaser directs or shall execute an instrument of proxy or other document which enables the Purchaser or its representative to attend and vote at any meeting of the Company.

6.	GOVERNING LAW AND JURISDICTION

6.1	Terms not defined in this agreement shall have the meaning given to them in the Acquisition Agreement.

6.2	This agreement is governed by English law.

6.3	The English courts have exclusive jurisdiction to settle any dispute arising out of or in connection with this agreement and the parties submit to the exclusive jurisdiction of the English courts.

6.4	Each Seller irrevocably appoints Barnards Court Company Secretarial Services Limited, c/o Bird & Bird as its agent in England for service of process.

76	27 July 2005

6.5	The parties waive any objection to the English courts on grounds that they are an inconvenient or inappropriate forum to settle any such dispute.

6.6	EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING, DIRECTLY OR INDIRECTLY, OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY IT AND FOR ANY COUNTERCLAIM THEREIN (IN EACH CASE WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND WHETHER PREDICATED ON COMMON LAW, STATUTE OR OTHERWISE). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONGST OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS CLAUSE.

IN WITNESS of which this agreement has been executed as a deed by the parties (or their duly authorised representatives) on the date stated at the beginning of this agreement and has been delivered on the date which first appears above.

SIGNATORIES

SIGNED as a DEED by [INDIVIDUAL SELLER] in the presence of: Witness’s signature: Name: Address: ______________________________	) ) )	EXECUTED as a DEED by PURCHASER acting by [insert name of director] and [insert name of director/secretary]	) ) Director ) ) ) ) Director/Secretary
EXECUTED as a DEED by [CORPORATE SELLER] acting by [insert name of director] and [insert name of director/secretary]	) ) Director ) ) ) ) Director/Secretary

77	27 July 2005

SCHEDULE 1

NOTICE OF LOAN NOTE ELECTION

To:	FactSet Holdings UK Limited
One Angel Court
London
EC2R 7HJ

I refer to the share purchase agreement entered into between us for the sale of my shares in StreamVPN Limited to you (the Agreement). All terms defined in the Agreement shall have the same meaning in this notice unless the context otherwise requires.

I hereby notify you pursuant to clause 1.7 of the Agreement that that I wish to receive Loan Notes instead of cash in respect of the Initial Consideration due to me under the Agreement in respect of              of the shares I hold in StreamVPN Limited.

I confirm that I am not resident in the United States of America.

Signature of Shareholder:

Name of Shareholder:

Date:

78	27 July 2005

SCHEDULE 2

DEED OF INDEMNITY FOR LOST SHARE CERTIFICATE

To:	The Directors

StreamVPN Limited

55 Bryanston Street

London

W1H 7AA (the Company)

The Directors

FactSet Holdings UK Limited

One Angel Court

London

EC2R 7HJ (the Transferee)

Request re certificates of title and deed of indemnity

The original certificate(s) of title relating to the shares of the Company details of which are set out below (the Securities) has/have been lost, mislaid or destroyed.

Neither the Securities nor the certificate(s) of title to them have been transferred, charged, lent or deposited or dealt with in any manner affecting my/our absolute title to them and the person(s) named in the certificate(s) is/are the person(s) entitled to be on the register in respect of the Securities.

I/We have agreed to sell the Securities to the Transferee. I/We therefore request the Company (if and when so requested by the Transferee) to issue (a) certificate(s) of title for the Securities in favour of the Transferee (or as it may direct) and in consideration of the Company doing so, I/we undertake, by way of this deed, to indemnify each of the Company, the Transferee and their respective directors, against all actions, proceedings, claims, demands, loss, damages and expenses which may be brought or made against any of them, or which any of them may incur in consequence of the Company complying with this request and of the Company permitting at any time a transfer of the Securities, or any part of them, without the production of the original certificate(s).

I/We undertake to deliver to the Company for cancellation the original certificate(s) if it/they is/are recovered.

PARTICULARS OF LOST, MISLAID OR DESTROYED CERTIFICATE(S) OF TITLE

Number/amount of the Securities	Class of the Securities	Name(s) of registered holder(s)

IN	WITNESS of which this Deed of Indemnity has been executed and has been delivered on [ ].

79	27 July 2005

SIGNED as a deed by [INDIVIDUAL]) in the presence of: )

Witness’s Signature:

Name:

Address:

EXECUTED as a deed by [THE COMPANY]	)
acting by [NAME OF DIRECTOR] and	)
[NAME OF DIRECTOR/SECRETARY]	)

director		director/secretary

80	27 July 2005

PART 2

FORM OF SIDE LETTER TERMINATING SHAREHOLDERS’ AGREEMENT

To:	StreamVPN Limited (the Company)

55 Bryanston Street

London

W1H 7AA

[●] July 2005

Sirs,

Termination of Shareholders’ Agreement

We refer to the Shareholders’ Agreement dated 14 July 2003 between the parties to this side letter and the Company (the Shareholders’ Agreement). Each of the parties hereby:

(a)	agrees that the Shareholders’ Agreement shall terminate with immediate effect and all rights and obligations contained in the Shareholders’ Agreement shall cease to have any force or effect;

(b)	waives any rights, remedies and claims, under or pursuant to the Shareholders’ Agreement which it may have against any of the other parties to the Shareholders’ Agreement; and

(c)	irrevocably and unconditionally releases and discharges the Company from all obligations, liabilities, action, proceedings, claims and demands, however and whenever arising, under or in connection with the Shareholders’ Agreement.

This side letter may be executed in any number of counterparts, each of which will constitute an original, and all the counterparts shall together constitute one and the same agreement. If any provision of this side letter is held to be invalid by any judicial or other competent authority, all other provisions of this side letter shall remain in full force and effect and will not in any way be impaired.

This side letter is governed by and is to be construed in accordance with English law. The parties waive any obligation to the English courts on the grounds that they are an inconvenient or inappropriate forum to settle any such dispute. The English courts have exclusive jurisdiction to settle any dispute arising out of or in connection with this agreement and the parties submit to the exclusive jurisdiction of the English courts.

SIGNED as a DEED by SIMON MERCHANT in the presence of:	) ) )	SIGNED as a DEED by ERIK WÄSTLUND in the presence of:	) ) )

Witness’s signature: Name: Address: ______________________________________		Witness’s signature: Name: Address: ______________________________________

81	27 July 2005

EXECUTED as a DEED by HARLEY STREET INVESTMENT SPRL acting by [insert name of director] and [insert name of director/secretary] under the authority of that company		) ) ) )	EXECUTED as a DEED by WOODBRIDGE INTERNATIONAL HOLDINGS EUROPE LLC acting by [insert name of director] ) and [insert name of director/secretary] under the authority of that company		) ) ) ) ) )

Director	Director/Secretary
			Director	Director/Secretary
EXECUTED as a DEED by STREAMVPN LIMITED acting by [insert name of director] and [insert name of director/secretary]	) ) ) )

Director	Director/Secretary

82	27 July 2005

PART 3

FORM OF SIDE LETTER TERMINATING SUBSCRIPTION AGREEMENT

To:	StreamVPN Limited (the Company)

55 Bryanston Street

London

W1H 7AA

[●] July 2005

Sirs,

Termination of Subscription Agreement

We refer to the Subscription Agreement dated 27 April 2001 (as supplemented by deeds of adherence from time to time) between the parties to this side letter and the Company (these agreements being together referred to as the Subscription Agreement). Each of the parties hereby:

(a)	agree that the Subscription Agreement shall terminate with immediate effect and all rights and obligations contained in the Subscription Agreement shall cease to have any force or effect;

(b)	waives any rights, remedies and claims, whether in the past, present or future, under or pursuant to the Subscription Agreement which it may have against any of the other parties to the Subscription Agreement; and

(c)	irrevocably and unconditionally releases and discharges the Company from all obligations, liabilities, action, proceedings, claims and demands, however and whenever arising, under or in connection with the Subscription Agreement.

This side letter may be executed in any number of counterparts, each of which will constitute an original, and all the counterparts shall together constitute one and the same agreement. If any provision of this side letter is held to be invalid by any judicial or other competent authority, all other provisions of this side letter shall remain in full force and effect and will not in any way be impaired.

This side letter is governed by and is to be construed in accordance with English law. The English courts have exclusive jurisdiction to settle any dispute arising out of or in connection with this agreement and the parties submit to the exclusive jurisdiction of the English courts. The parties waive any obligation to the English courts on the grounds that they are an inconvenient or inappropriate forum to settle any such dispute.

SIGNED as a DEED by SIMON MERCHANT in the presence of: Witness’s signature: ________________ Name: ___________________________ Address: _________________________ _________________________________	) ) )	SIGNED as a DEED by ERIK WÄSTLUND in the presence of: Witness’s signature: ______________ Name: _________________________ Address: _______________________ _______________________________	) ) )

83	27 July 2005

EXECUTED as a DEED by HARLEY STREET INVESTMENT SPRL acting by [insert name of director] and [insert name of director/secretary] under the authority of that company	) ) ) )	EXECUTED as a DEED by BIRD & BIRD PARTNERS’ INVESTMENT FUND acting by [insert name of director] and [insert name of director/secretary]	) ) ) ) )

____________________	____________________	____________________	__________________
Director	Director/Secretary	Director	Director/Secretary

EXECUTED as a DEED by MARCONI CORPORATION PLC acting by [insert name of director] and [insert name of director/secretary]	) ) ) )	EXECUTED as a DEED by STREAMVPN LIMITED acting by [insert name of director] and [insert name of director/secretary]	) ) ) )

____________________	____________________	____________________	__________________
Director	Director/Secretary	Director	Director/Secretary

SIGNED as a DEED by

[CLAES DAHLBACK]

in the presence of:

Witness’s signature:___________________

Name:______________________________

Address: ___________________________

__________________________________

) ) )

84	27 July 2005

SCHEDULE 13

INTERPRETATION

1.	In this agreement:

Accounts means the balance sheet as at the Accounts Date and profit and loss account for the year ended on that date of the Company (including the consolidated balance sheet as at that date of the Group Companies and the consolidated profit and loss account for that period of the Group Companies) and the notes and directors’ reports relating to them, a copy of each of which is in the Agreed Form;

Accounts Date means 31 March 2004;

Actual Working Capital Amount means the Actual Working Capital as shown in the Completion Working Capital Statement;

Agreed Form means, in relation to any document, the form of that document which has been initialled for the purpose of identification by the Sellers’ Solicitors and the Purchaser’s Solicitors or otherwise by or on behalf of the Sellers and the Purchaser with such changes as the Sellers and the Purchaser may agree in writing before Completion;

Business Day means a day (other than a Saturday or Sunday) on which banks are generally open in London and New York for normal business;

Completion means completion of the sale and purchase of the Shares in accordance with this agreement or the date thereof, as the case may be;

Completion Date means the date on which Completion occurs;

Completion Working Capital Statement means the Completion Working Capital Statement to be prepared, and as finalised, in accordance with Schedule 9;

Conditions means the conditions precedent for the sale and purchase of the Shares set out in clause 3;

Consideration means the aggregate of the Initial Consideration (as adjusted) and the Deferred Consideration;

Deferred Consideration has the meaning given in clause 7;

Disclosure Letter means the letter of the same date as this agreement from the Sellers to the Purchaser;

Earn-Out Revenue Amount means [REDACTED];

Earn-Out Revenue Statement means the Earn-Out Revenue Statement to be prepared, and as finalised, in accordance with Schedule 10;

Earn-Out Period means the 12 month period commencing from (and including) the date which is two months after Completion;

Encumbrance means any mortgage, charge (fixed or floating), pledge, lien, option, right to acquire, right of pre-emption, assignment by way of security or trust arrangement for the purpose of

85	27 July 2005

providing security or other security interest of any kind (including any retention arrangement), or any agreement to create any of the foregoing;

Environmental Tax means the tax known as aggregates levy charged in accordance with Part 2 of the Finance Act 2001, the tax known as climate change levy charged in accordance with Part I of schedule 6 to the Finance Act 2000 and the tax known as landfill tax charged in accordance with Part III of the Finance Act 1996;

Escrow Account means the interest-bearing deposit account to be opened up in the name of the Purchaser’s Solicitors at a bank account to the nominated by the Purchaser or such other account as the Sellers and the Purchaser may from time to time designate for the purpose of holding the Escrow Sum;

Escrow Sum means the sum of [REDACTED] to be paid into the Escrow Account under clause 5, or such principal sum as shall remain in the Escrow Account for the time being;

Estimated Working Capital Amount means an estimate of the amount of the Working Capital Amount at Completion as estimated at the date of this agreement in good faith by the Sellers;

Executives means Mr Merchant, Mr Wästlund, Henning Holter and Johan Mattsson;

GAAP means generally accepted accounting principles and practices in the United Kingdom;

General Offer means the offer referred to in clause 3.2(a) in the form set out in 0 of Schedule 12;

Group Companies means the Company and the Subsidiaries and Group Company means any of them;

Harley Street means Harley Street Investments SPRL of Tervurenlaan, 82 1040 Brussels, Belgium;

Harley Street’s Group means Harley Street, all its subsidiary undertakings, all of its holding companies and all other subsidiaries undertakings of each of its holding companies;

HM Revenue & Customs means Her Majesty’s Revenue and Customs (or, where applicable, a person or persons which previously had responsibility for any function for which Her Majesty’s Revenue and Customs has responsibility);

holding company has the meaning given in section 736 of the Companies Act 1985;

Hong Kong Subsidiary means StreamVPN Asia Limited;

Independent Accountants means such firm of chartered accountants as may be appointed under Schedule 11;

Information Commissioner means the office originally established by section 3(1)(a) of the Data Protection Act 1984 as the Office of the Data Protection Registrar and that continued in existence for the purposes of the Data Protection Act 1998 to be known thereafter as the office of the Data Protection Commissioner;

Insolvency Act means the Insolvency Act 1986;

Insolvency Event means any event described in Warranty 1.13 (except that references to the Company shall be deemed to be references to the Purchaser);

86	27 July 2005

Intellectual Property Rights means:

(a)	copyright, patents, database rights and rights in trade marks, designs, know-how and confidential information (whether registered or unregistered);

(b)	applications for registration, and rights to apply for registration, of any of the foregoing rights; and

(c)	all other intellectual property rights and equivalent or similar forms of protection existing anywhere in the world;

In the Money Options means those Options in respect of which the exercise price is less than the Price per Share calculated as at the date of this agreement (assuming that no Deferred Consideration is payable);

ITEPA 2003 means the Income Tax (Earnings and Pensions) Act 2003;

Leasehold Properties means those Properties shortly described in Part 1 and Part 2 of Schedule 4 and Leasehold Property means any of them;

Loan Notes means unsecured loan notes of the Purchaser constituted by an instrument dated as of the date of Completion;

Losses means losses, costs, damages, liabilities, charges, expenses and penalties;

Material Adverse Effect means [REDACTED];

Mr Merchant means Simon Merchant of Little Orchard, Jordans Way, Jordans, Buckinghamshire HP9 2SP;

Mr Wästlund means Erik Wästlund of Galamina, Wheeler End Common, Wheeler End, High Wycombe, Buckinghamshire;

Options means the options to subscribe for shares in the capital of the Company, details of which are set out in Part 3 of Schedule 1;

Optionholder means a person whose name and address is set out in Part 3 of Schedule 1;

Overseas Shareholder means a Shareholder who is resident in the United States of America;

Planning Acts means the Town and Country Planning Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Hazardous Substances) Act 1990, the Planning (Consequential Provisions) Act 1990, the Planning and Compensation Act 1991 and the Planning and Compulsory Purchase Act 2004;

Price per Share means the amount payable by the Purchaser to the Shareholders for each Share sold by them as calculated pursuant to clause 5.2;

Properties means the properties shortly described in Schedule 4 and includes every part of each of them and Property means any of them;

Purchaser’s Accountants means such accountants as the Purchaser shall notify to the Sellers prior to Completion;

Purchaser’s Advisers means the Purchaser’s Solicitors and the Purchaser’s Accountants;

87	27 July 2005

Purchaser’s Group means the Purchaser and all its subsidiary undertakings, all its parent undertakings and all the other subsidiary undertakings of each of its parent undertakings (other than the Group Companies);

Purchaser’s Solicitors means Allen & Overy LLP of One New Change, London EC4M 9QQ;

Relevant Proportion means the proportion which the number of Shares held by a Shareholder on Completion bears to the total number of Shares in issue on Completion following the exercise or lapsing of all Options;

Remaining Shareholders means (i) those persons (other than the Sellers) who are, Shareholders in the Company, details of which are set out in Part 2 of Schedule 1; and (ii) those Optionholders, who if they chose to exercise their Options would following such exercise be shareholders in the Company, details of such Optionholders being set out in Part 3 of Schedule 1;

Sellers’ Accountants means The JMO Practice, 7 Harley Street, London, W1G 9QY;

Seller’s Group means in the case of Harley Street and Woodbridge, such company’s subsidiary undertakings, all its holding companies and all the other subsidiary undertakings of each of its holding companies (other than the Group Companies);

Sellers’ Solicitors means Bird & Bird of 90 Fetter Lane, London EC4A 1JP;

Shareholders means the Sellers and the Remaining Shareholders and Shareholder means any of them;

Shareholder’s Group means, in relation to a corporate Shareholder, that corporate Shareholder and all its subsidiary undertakings, all its holding companies and all the other subsidiary undertakings of each of its holding companies (other than the Group Companies);

Shares means all the issued ordinary shares of £0.10 each in the capital of the Company;

Singapore Subsidiary means StreamVPN Asia Pte. Limited;

Subsidiaries means all the companies of which details are set out in Schedule 3 and Subsidiary means any of them;

subsidiary has the meaning given in section 736 of the Companies Act 1985;

subsidiary undertaking and parent undertaking have the meanings given in section 258 of the Companies Act 1985;

Taxation or Tax means:

(a)	all forms of taxation including any charge, tax, duty, levy, impost and withholding wherever chargeable imposed for support of national, state, federal, municipal or local government or any other governmental or regulatory authority, body or instrumentality including but not limited to tax on gross or net income, profits or gains, taxes or receipts, sales, use, occupation, franchise, transfer, value added and personal property and social security taxes;

(b)	any penalty, fine, surcharge, interest, charges or costs payable in relation to any taxation within (a) above;

Taxation Authority means HM Revenue & Customs or any other taxing or other authority (whether within or outside the United Kingdom) competent to impose, administer or collect any Taxation;

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Tax Deed means the Tax Deed in the Agreed Form;

Taxes Act 1988 means the Income and Corporation Taxes Act 1988;

TCGA 1992 means the Taxation of Chargeable Gains Act 1992;

Third Party Software means software (including third party commercial products, shareware, freeware, free software, open source software, public domain software or redistributables) that is not owned exclusively by the Company;

Transaction Documents means this agreement, the Tax Deed, the General Offer and any other agreements executed or to be executed by the parties on the date of this agreement or on or before Completion pursuant to the terms of this agreement;

US Subsidiary means StreamVPN (New York) Limited;

VAT means value added tax chargeable under or pursuant to the VATA 1994 or the EU Sixth VAT Directive (77/388/EEC);

VATA 1994 means the Value Added Tax Act 1994;

Warranted Statements has the meaning given in clause 10.1, and Warranted Statement means one of them;

Warranties means the representations and warranties on the part of the Warrantors contained in clause 10.1 ;

Warrantors means [REDACTED] and Warrantor means any one of them;

Warrantors Percentage Share shall mean [REDACTED] per cent.;

Warrantor’s Group means in the case of Harley Street, such company’s subsidiary undertakings, all its holding companies and all the other subsidiary undertakings of each of its holding companies (other than the Group Companies);

Warranty Claim means a claim by the Purchaser or any person deriving title from it the basis of which is that a Warranted Statement is, or is alleged to be, untrue, inaccurate or misleading;

Woodbridge means Woodbridge International Holdings Europe LLC of 2711 Centreville Road, Suite 400 Wilmington Delaware 19808 USA; and

Woodbridge Percentage Share shall mean 39.85 per cent.;

Working Capital means [REDACTED].

2.	Where any statement in Schedule 5 or in the Disclosure Letter is qualified by the expression “so far as the Sellers are aware” or “to the best of the Sellers’ knowledge, information and belief” or any similar expression, that expression or statement shall be deemed to include an additional statement that it has been made after due and careful enquiry of each of the directors and the company secretaries of the Group Companies, Johan Mattsson, Henning Holter and Jeremy Harris.

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3.	In this agreement any reference, express or implied, to an enactment (which includes any legislation in any jurisdiction) includes:

(a)	that enactment as amended, extended or applied by or under any other enactment (before, on or after the date of this agreement);

(b)	any enactment which that enactment re-enacts (with or without modification); and

(c)	any subordinate legislation (including regulations) made (before, on or after the date of this agreement) under that enactment, including (where applicable) that enactment as amended, extended or applied as described in subparagraph (a), or under any enactment which it re-enacts as described in subparagraph (b), except to the extent that any legislation or subordinate legislation made or enacted after the date of this agreement would create or increase the liability of the Sellers or the Warrantors under this agreement.

4.	In this agreement:

(a)	words denoting persons include bodies corporate and unincorporated associations of persons;

(b)	references to a natural person include his estate and personal representatives;

(c)	subject to clause 17, references to a party to this agreement include the successors or assigns (immediate or otherwise) of that party;

(d)	a person shall be deemed connected with another if that person is connected with that other within the meaning of section 839 of the Taxes Act 1988;

(e)	the words including and include shall mean including without limitation and include without limitation, respectively;

(f)	any reference importing a gender includes the other genders;

(g)	any reference to a time of day is to London time;

(h)	any reference to £ is to pounds sterling and any reference to $ is to United States dollars;

(i)	any reference to writing includes typing, printing, lithography, photography or facsimile but excludes e-mail;

(j)	any reference to a document is to that document as amended, varied or novated from time to time otherwise than in breach of this agreement or that document;

(k)	any reference to a company includes any company, corporation or other body corporate wheresoever incorporated; and

(l)	any reference to a company or firm includes any company or firm in succession to all, or substantially all, of the business of that company or firm.

5.	If there is any conflict or inconsistency between a term in the body of this agreement and a term in any of the schedules or any other document referred to or otherwise incorporated into this agreement, the term in the body of this agreement shall take precedence, unless the relevant schedule or other document which is referred to or otherwise incorporated into this agreement expressly provides that the term in it is to take precedence over the term in the body of this agreement.

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SIGNATORIES

SIGNED by SIMON MERCHANT	)	_____________________________

in the presence of:

____________________________
Name of Witness

____________________________
Signature

SIGNED by ERIK WÄSTLUND	)	_____________________________

in the presence of:

____________________________
Name of Witness

____________________________
Signature

SIGNED by HARLEY STREET INVESTMENTS SPRL	)	_____________________________

SIGNED by WOODBRIDGE INTERNATIONAL HOLDINGS EUROPE LLC	)	_____________________________

SIGNED by FACTSET HOLDINGS UK LIMITED	)	_____________________________

SIGNED by FACTSET RESEARCH SYSTEMS INC.	)	_____________________________

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ANNEX 1

LIST OF ASIAN AND EUROPEAN CLIENTS

[REDACTED]

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ANNEX 2

COPY OF SUBSCRIPTION AGREEMENT

93	27 July 2005